UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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The Manitowoc Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MANITOWOC COMPANY, INC.
2400 South 44th Street
P.O. Box 66
Manitowoc, Wisconsin 54221-0066
(920) 684-4410

March 24, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of The Manitowoc Company, Inc. which will be held at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, on Tuesday, May 3, 2011, at 9:00 a.m. (CDT).

As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of three directors.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	An advisory vote on the compensation of the Company’s named executive officers.

4.	An advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.

5. Such other business as may properly come before the Annual Meeting.

The Board of Directors of the Company recommends the following votes:

•	FOR election of the three directors named in the enclosed proxy materials, each of whom will serve a term expiring at the Annual Meeting of the shareholders in 2014;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	FOR approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement;

•	For a frequency of once every THREE YEARS for future non-binding shareholder advisory votes on the compensation of the Company’s named executive officers.

Whether or not you are able to attend the 2011 Annual Meeting, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 25, 2011.

It is important that your shares be represented and voted at the meeting. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the proxy materials and vote. As indicated in that notice, you may view the proxy materials online at www.proxydocs.com/mtw and you may also access and complete the proxy card online at www.proxypush.com/mtw. Or if you prefer you may obtain a copy of the proxy materials, free of charge, including a hard copy of the proxy card, through the website www.investorelections.com/mtw, by phone at 1-866-648-8133, or by email at paper@investorelections.com.

To help us plan for the meeting, please mark your proxy card telling us if you will be attending personally.

Sincerely,

Glen E. Tellock
Chairman and CEO

THE MANITOWOC COMPANY, INC.
2400 South 44th Street
P.O. Box 66
Manitowoc, Wisconsin 54221-0066
(920) 684-4410

March 24, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder
Meeting to Be Held on Tuesday, May 3, 2011.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

The proxy statement and annual report to shareholders are available at www.proxydocs.com/mtw.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 25, 2011 to facilitate timely delivery.

To the Shareholders of
THE MANITOWOC COMPANY, INC.

The Annual Meeting of the Shareholders of The Manitowoc Company, Inc. will be held as follows:

Meeting date:	Tuesday, May 3, 2011
Meeting time:	9:00 a.m. Central Daylight Time
Meeting place:	Holiday Inn, 4601 Calumet Avenue, Manitowoc, Wisconsin 54220
Materials available:	Proxy Statement, Proxy Card and Annual Report
View Materials:	www.proxydocs.com/mtw
Request materials:	Internet: www.investorelections.com/mtw
Phone: 1-866-648-8133
Email: paper@investorelections.com

The Annual Meeting of Shareholders of The Manitowoc Company, Inc. will be held for the following purposes:

1.	To elect three directors of The Manitowoc Company, Inc., all as set forth and described in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	To consider an advisory vote on the compensation of our named executive officers.

4.	To consider an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers.

5.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record as of the close of business on February 25, 2011, are cordially invited to attend and are entitled to vote at the Annual Meeting. However, whether or not you expect to attend the Annual Meeting in person, you are requested to properly complete the proxy card online at www.proxypush.com/mtw or to obtain, complete, date, sign, and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or the email address noted above.

By Order of the Board of Directors

MAURICE D. JONES
Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin

PROXY STATEMENT

THE MANITOWOC COMPANY, INC.
2400 South 44th Street
P.O. Box 66
Manitowoc, Wisconsin 54221-0066
(920) 684-4410

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as “we” or the “Company”), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 3, 2011, at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are being provided to shareholders on or about March 24, 2011.

On February 25, 2011, the record date for determining shareholders entitled to vote at the Annual Meeting, there were outstanding 131,735,972 shares of Company Common Stock, $0.0l par value per share (the “Common Stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

Any shareholder entitled to vote may vote in person or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the Internet or a touch-tone telephone. Proxy voting through electronic means is valid under Wisconsin law, and the Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to utilize electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

For this year’s Annual Meeting, the Company has elected to use the Securities and Exchange Commission’s (“SEC”) “Notice and Access” model for distribution of proxy materials. Accordingly, all proxy materials for the 2011 Annual Meeting, including this Proxy Statement, are available on the Internet. All shareholders have been separately provided with an “Important Notice Regarding the Availability of Proxy Materials.” As indicated in that notice, the proxy materials, including this Proxy Statement and the Annual Report to Shareholders, are available online at www.proxydocs.com/mtw. Also as indicated in that notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed in that notice on or before April 25, 2011 to facilitate timely delivery.

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company Dividend Reinvestment Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the three director nominees, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, FOR approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement, and for a frequency of once every THREE YEARS for future non-binding shareholder advisory votes on the compensation of the Company’s named executive officers.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by distribution via mail and the Internet pursuant to the Notice and Access rules, but also may be made by e-mail, telephone, facsimile, or other means of communication by certain directors, officers, employees, and agents of the Company. The directors, officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

To be effective, a matter presented for a vote of shareholders at the Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the Annual Meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting, unless a new record date is or must be set for the adjourned meeting.

We remind you that your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is also not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the advisory votes on the compensation of the Company’s named executive officers and the future frequency of such votes. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Required Vote

Proposal 1:  Election of Directors.  Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election (three at the Annual Meeting). Votes attempted to be cast against a director nominee are not given legal effect and are not counted as votes cast in an election of directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another nominee receiving a larger number of votes.

Proposal 2:  Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting at which a quorum is present is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against ratification.

Proposal 3:  Advisory vote on the compensation of our named executive officers.  The affirmative vote of a plurality of the votes cast on the proposal by the holders of shares entitled to vote in the election at the meeting at which a quorum is present is required to approve the advisory vote on the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the proposal. Although the outcome of this advisory vote in not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

Proposal 4:  Advisory vote on the frequency of the advisory vote on the compensation of our named executive officers.  The shareholders’ recommendation on how often (every year, once every two years, or once every three years) the advisory vote on the compensation of the Company’s named executive officers should be held, will be the frequency receiving the greatest number of votes cast “for” such frequency. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the proposal. Although the outcome of this advisory vote is not binding on the Company, the Board of Directors will review and consider the outcome of the vote when considering when to again submit the advisory vote on the compensation of the Company’s named executive officers to shareholders at the Company’s Annual Meeting of shareholders.

The Board of Directors recommends a vote: “FOR” the election of the three directors named in the proposal; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; “FOR” approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement; and for a frequency of every “THREE YEARS” for future non-binding shareholder advisory votes on the compensation of the Company’s named executive officers.

1.	PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting. The names of the nominees to the Board are set forth below, along with additional information regarding each nominee and the other directors continuing in office. If elected, Messrs. Condon, Nosbusch and Tellock will each hold office for a three-year term expiring in the year 2014, or until their respective successors are duly elected and qualified. Pursuant to the Company’s Corporate Governance Guidelines, when a director reaches the age of 72, he/she will resign from the Board at the first Annual Meeting held after reaching that age. Because Mr. Dean H. Anderson will reach the age of 72 during his next term, he will not be nominated for re-election to the Board and his service as a director of the Company will end as of the date of the Annual Meeting on May 3, 2011. The Company expresses appreciation to Mr. Anderson for his many years of dedicated service on the Board. As a result of Mr. Anderson’s pending departure, the Company has moved Mr. Condon to the class whose term, upon re-election at the Annual Meeting, will expire at the 2014 Annual Meeting.

The election will be determined by a plurality of the votes duly cast. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The three nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, an eventuality which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

As also explained in the Corporate Governance Committee Report, in identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Board believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience. In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation or gender identity.

A description of the particular experience, qualifications, attributes and skills that led the Board of Directors to conclude that each of the nominees and each of the directors continuing in office should serve, or continue to serve, as a director of the Company follows the biographical information of each nominee and continuing director below. In addition, we are including such information for Mr. Anderson, who is not standing for re-election at the Annual Meeting.

The Board of Directors Recommends Election of the Three Nominees Whose Names Follow

All three nominees were recommended to the Board by the Corporate Governance Committee, and all three are incumbent directors.

Nominees for Three-Year Terms Expiring at the Annual Meeting to be Held in the Year 2014

Donald M. Condon, Jr. 61, has been a director of the Company since 2010 and has served on the Audit Committee since 2010. Mr. Condon is the Senior Vice President (2006 to present), Olefins and Corporate Business Development for Westlake Chemical Corporation (NYSE: WLK). Westlake Chemical Corporation owns and operates facilities for the manufacture of petrochemicals, plastics, and fabricated plastic products. Prior to joining Westlake, Mr. Condon was Managing Director and Chief Executive Officer of Titan Chemicals Corp. Bhd. (2003 to 2006), one of the largest industrial companies on the Malaysian Stock Exchange (Bursa, Malaysia), which he led when it went public in 2005. Mr. Condon continued to serve as a director of Titan until November 2010. Prior to joining Titan, Mr. Condon was President and General Manager of Conoco Energy Ventures, Inc. (1998 to 07/03) and held other positions of increasing responsibility with major energy and manufacturing companies.

Mr. Condon’s more than 35 years of senior executive and board experience in management, finance, strategy and corporate development in the chemical and energy industries make him a valuable contributor to The Manitowoc Company’s Board of Directors. Mr. Condon also currently serves as a board member of Cypress Interstate Pipeline LLC (a private company) and a member of the Advisory Board of the Nicholas Center for Finance at the University of Wisconsin-Madison. His executive and board member experience is augmented by the extensive international experience and by his educational degrees in economics, finance and personnel management.

Keith D. Nosbusch, 60, has been a director of the Company since 2003 and has served as chairman of the Company’s Corporate Governance Committee since 2005. Previous to serving as chairman of that committee, he also served as a member of the Company’s Compensation Committee. Mr. Nosbusch is the current Chairman (2/05 to present), President and Chief Executive Officer (2/04 to present) of Rockwell Automation, Inc. (NYSE: ROK). Rockwell Automation, Inc. is a leading global provider of industrial automation power, control and information solutions, headquartered in Milwaukee, WI. Mr. Nosbusch is also a director of Rockwell Automation, Inc. (2/04 to present). He previously served as President, Control Systems, a business unit of Rockwell Automation, Inc., and Senior Vice President of Rockwell Automation, Inc. (11/98-2/04).

As the current Chairman, President and Chief Executive Officer of Rockwell Automation, Inc., the experience that Mr. Nosbusch brings to The Manitowoc Company Board of Directors is very valuable. Mr. Nosbusch rose through management at Rockwell Automation having served in various positions including president of its control systems business unit. His current position as Chairman and CEO of Rockwell Automation gives him constant exposure to the issues facing leadership of a publicly-traded manufacturing company, including managing, monitoring and assessing enterprise risk and corporate governance. Mr. Nosbusch draws on his background and his real-time experience in advising the Company as a member of our Board of Directors.

Glen E. Tellock, 50, is the Chairman of the Board and the President and Chief Executive Officer of The Manitowoc Company, Inc. (May 2007 to present). He has been a director of the Company since 2007. He previously served as Senior Vice President (1999-2007), President of the Manitowoc Crane Group (2002-2007) and Chief Financial Officer (1999-2002) of the Company. Mr. Tellock also serves as an Emeritus Board member of the University of Wisconsin-Madison School of Business Dean’s Advisory Board, board member and former Chairman of the Association of Equipment Manufacturers (AEM), and a board member of Astec Industries, Inc. (NASDAQ: ASTE); he also serves on the Astec Industries, Inc.’s Audit Committee.

Mr. Tellock’s day-to-day leadership of The Manitowoc Company provides an invaluable contribution to the Company’s Board of Directors. Mr. Tellock joined the Company in 1991 as Director of Accounting, was promoted to Controller, then to Vice President of Finance and Treasurer and soon thereafter became the Senior Vice President and Chief Financial Officer of the Company. Mr. Tellock’s advancement in the Company continued as he was named as President of the Company’s crane segment in 2002. He served in that role until he was named the Chief Executive Officer in 2007. Mr. Tellock’s nearly 20-year history with the Company in accounting, financial and operational roles, coupled with his service as a board member of another publicly-traded company as well as his service and leadership with manufacturing/industry associations, qualify Mr. Tellock for his role as Chairman of the Board.

Members of the Board of Directors Continuing In Office

Terms Expiring at the Annual Meeting to be Held in the Year 2012

Roy V. Armes, age 58, has been a director of the Company since 2010 and currently serves as a member of the Company’s Corporate Governance Committee. Mr. Armes serves as the Chairman of the Board (12/07 to present) and President and Chief Executive Officer (01/07 to present) of Cooper Tire & Rubber Company (NYSE: CTB). Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light and medium truck, motorcycle and racing tires. Prior to joining Cooper Tire & Rubber Company, Mr. Armes was employed at Whirlpool Corporation, a manufacturer and marketer of major home appliances, for 31 years, serving in positions of increasing responsibility, including, Senior Vice President, Project Management Office; Corporate Vice President and General Director, Whirlpool Mexico; Corporate Vice President, Global Procurement Operations; President/Managing Director, Whirlpool Greater China; Vice President, Manufacturing Technology, Whirlpool Asia (Singapore); and Vice President, Manufacturing & Technology, Refrigeration Products, Whirlpool Europe (Italy).

Mr. Armes brings great experience to the Company’s Board with over 35 years of extensive senior executive experience at two global manufacturing companies. He has extensive experience in engineering, manufacturing, technology, global procurement, sales and marketing and international operations management. He also served as a board member of JLG Industries (2002-2006). This experience together with Mr. Armes education and board member experience qualify him to serve on the Company’s Board of Directors.

Cynthia M. Egnotovich, 53, has been a director of the Company since 2008 and currently serves as a member of both the Company’s Compensation Committee and Audit Committee. Ms. Egnotovich is the Vice President (2002 to present) of Goodrich Corporation (NYSE: GR) and Segment President, Nacelles and Interior Systems (2007 to present) of Goodrich Corporation. Goodrich Corporation is a leading aerospace manufacturer located in Charlotte, NC. Ms. Egnotovich previously served as Segment President, Engine Systems (2005 to 2007); Segment President, Electronic Systems (2003 to 2005); and Segment President, Engine and Safety Systems (2002 to 2003), all of Goodrich Corporation. Previous to 2002, Ms. Egnotovich held other positions of increasing responsibility since joining Goodrich Corporation in 1986.

Ms. Egnotovich brings accounting, financial controls and management experience to The Manitowoc Company’s Board of Directors. Ms. Egnotovich’s financial controls and accounting expertise had its foundation when she served as a financial analyst and then controller of Goodrich Corporation. From there she moved to other positions of increasing responsibility, serving as president of various business segments within Goodrich, including her current position as Segment President, Nacelles and Interior Systems. Her background and experience in finance, accounting and senior management in various segments of a large manufacturing company make her well-suited to serve on The Manitowoc Company’s Board of Directors.

James L. Packard, 68, has been director of the Company since 2000 and has served as the Chairman of the Company’s Compensation Committee since 2005. He also previously served as a member of the Company’s Audit Committee. He served as Executive Chairman (4/05 to 12/06), Chairman of the Board (1986 to 4/05), President (1980-2002) and Chief Executive Officer (1984-2005) of Regal-Beloit Corporation (NYSE: RBC). Regal-Beloit Corporation is a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, WI. He is also a director of Clarcor, Inc. (NYSE: CLC), located in Nashville, TN (where he serves as chairman of the governance committee), First National Bank and Trust, located in Beloit, WI, United Plastic Group, located in Oak Brook, IL, Douglas Dynamics, Inc. (NYSE: PLOW), located in Milwaukee, WI, and ABC Supply Co. Inc, located in Beloit, WI.

Mr. Packard also served on the Boards of two other publicly-traded companies: Elco Corporation, and Gehl Corporation. Mr. Packard served on the Board of Governors of the American Stock Exchange (AMEX) and was a member of the Executive Committee, the Board Oversight Committee on Specialist Unit Structure, and the Listed Company Advisory Committee. He was on the Board of Governors at the time AMEX merged with NASD. After the merger he served as a member of the Listing and Hearing Review Council of the NASD. Mr. Packard’s over 26 years of experience in senior management of a publicly traded company, his many years of service on several boards of directors and committees, including his experience with AMEX and NASD, has given him valuable insight and well-qualifies him to serve on the Board of Directors of The Manitowoc Company.

Terms Expiring at the Annual Meeting to be Held in the Year 2013

Virgis W. Colbert, 71, has been a director of the Company since 2001 and currently serves as a member of the Corporate Governance Committee and the Compensation Committee. He also previously served as a member of the Company’s Audit Committee. Mr. Colbert serves as a senior adviser to MillerCoors Brewing Company, a leading beer brewer headquartered in Chicago, IL. Previously, he served as executive vice president of Worldwide Operations (1997-2005), Senior Vice President of Operations (1993-1997) and other key management positions of Miller Brewing Company since 1979. In addition, Mr. Colbert serves as a director of Bank of America Corporation (NYSE: BAC), Charlotte, NC, Stanley Black & Decker, Inc. (NYSE: SWK), New Britain, CT, Sara Lee Corporation (NYSE: SLE), Downers Grove, IL, and Lorillard, Inc. (NYSE: LO), Greensboro, NC.

Mr. Colbert provides the Board with broad experience in business management and oversight through his professional service with MillerCoors LLC and his public company directorships. He brings significant experience in domestic and international operations, logistics management, change management and strategic planning. Additionally, his experience in the beverage industry provides valuable insight for The Manitowoc Company’s foodservice equipment business. Mr. Colbert has been recognized with numerous awards and recognitions, including Fortune Magazine naming him as one of the “50 Most Powerful Black Executives in America” in their July 2002 issue.

Kenneth W. Krueger, 54, has been a director of the Company since 2004 and currently serves as a member of the Audit Committee and Compensation Committee. Mr. Krueger was the former Chief Operating Officer (5/06 to 8/09) and Executive Vice President (12/05 to 5/06) of Bucyrus International, Inc. (NASDAQ: BUCY), a global leader in mining equipment manufacturing headquartered in South Milwaukee, WI. Mr. Krueger also was the former Sr. Vice President and Chief Financial Officer (8/00-6/05) of A. O. Smith Corporation (NYSE: AOS), a global manufacturer of water heaters in Milwaukee, WI and the former Vice President Finance (7/99-8/00) and Planning, Hydraulics, Semiconductor Equipment and Specialty Controls Group, Eaton Corporation, Cleveland, OH (NYSE: ETN).

Mr. Krueger joined The Manitowoc Company’s Board in 2004 with significant financial and accounting experience. At the time of Mr. Krueger’s appointment to the Board, he was serving as Senior Vice President and Chief Financial Officer of A.O. Smith Corporation. His experience and background in finance and accounting in a publicly traded manufacturing company made Mr. Krueger a strong candidate for the Board during a period when Sarbanes-Oxley legislation brought increased focus to accounting, auditing and internal controls. Since joining the Company’s Board, Mr. Krueger’s experience and skills expanded as a result of his service as an executive vice president and then as chief operating officer of Bucyrus International, Inc. Mr. Krueger’s operations leadership experience in the heavy manufacturing industry, added to his experience in accounting and finance, makes him a valued adviser as a member of the Company’s Board of Directors.

Robert C. Stift, 69, has been a director of the Company since 1998 and has been serving as the chairman of the Company’s Audit Committee since 2005. He previously served as a member of the Corporate Governance Committee and the Compensation Committee. Mr. Stift is the retired Chairman, President and Chief Executive Officer (3/00-12/01) of Strategic Industries, LLC, located in Edison, NJ, a manufacturer of industrial and consumer products.

Mr. Stift has many years of experience in senior management positions, having served as Group Vice President, Industrial Products, with Hanson Industries. Mr. Stift came to The Manitowoc Company’s Board with specific relevant experience in the cranes and lifting equipment industry, having served for many years as the chief executive officer of Grove Worldwide, a competitor of The Manitowoc Company’s crane segment. Subsequent to his tenure with Grove, Grove was acquired by The Manitowoc Company. Mr. Stift’s experience has also given him significant exposure to the financial, risk and internal control issues faced by a large manufacturing company. He puts that experience and expertise to use as the current chairman of the Company’s Audit Committee.

Director Not Standing for Election and Leaving the Board after the 2011 Annual Meeting

Dean H. Anderson, 70, has been a director of the Company since 1992 and currently serves on the Company’s Audit Committee and Corporate Governance Committee. Mr. Anderson was a past chairman of the Company’s Audit Committee and also previously served on the Company’s Compensation Committee. He is currently the President, director and owner (2001 to present) of Dynamic Specialties Inc. (privately held), located in Houston, TX specializing in the sale of equipment and systems to the factory and process automation markets located in the southwestern United States. He previously served as Senior Vice President Strategic Development (7/97-3/01) and Vice President - Strategic Development (2/95-7/97) of ABB Vetco Gray Inc., an oilfield equipment manufacturer headquartered in Houston, TX. Mr. Anderson serves as a director of Array Holdings, Inc., Muskego, OK (privately held).

Mr. Anderson has brought to the Board over 45 years of experience in finance and control, research and development/engineering, manufacturing and strategic development. He has served in numerous senior management positions during his active career, including chief executive officer and president of a publicly traded company. His management experience is augmented by his prior service as a board member on two publicly traded companies and several private companies and charitable foundations. Mr. Anderson’s professional experience and lengthy tenure with the Company have provided valuable insight to the Company’s Board of Directors.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S REGISTERED
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2011

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and ask that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s Bylaws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously pointed out, a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different independent registered public accounting firm. Nevertheless, the Audit Committee will still have the discretion to determine who to appoint as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

As explained in detail in the Compensation Discussion and Analysis and Compensation Committee Report section of this Proxy Statement, through our executive compensation program we seek to align the interests of our executives with the interests of our shareholders and company performance as well as to motivate our executives to maximize long-term total returns to our shareholders. Consistent with this objective, we are seeking an advisory vote from our shareholders on the compensation of our named executive officers. We believe the 2010 actual compensation paid to the named executive officers is commensurate with the Company’s 2010 performance and is aligned with the interests of our shareholders. Accordingly, we ask your indication of support “FOR” the compensation of the Company’s named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

In seeking your support for the compensation of the named executive officers, we highlight the following (which are also included in the Executive Summary of the Compensation Discussion and Analysis section of the Proxy Statement).

Our 2010 performance and the resulting pay earned by the named executive officers were impacted by the continued weakness in the global economy. Overall, 2010 was a challenging year for the Company as it continued to manage through the economic downtown. This is reflected in our EVA® performance being below targeted levels, which resulted in annual incentive payments below targeted levels, but above the minimum EVA® performance required for an incentive payment to be earned. Highlights of our 2010 corporate performance results are included in the Executive Summary of the Compensation Discussion and Analysis. The majority of the named executive officers’ annual target compensation is performance-based with the value realized, if any, based on annual financial results (Short-Term Incentive Plan) or multi-year stock price performance (long-term incentive awards). Thus the compensation of our named executive officers is closely tied to corporate performance.

As illustrated by the following, the 2010 actual compensation for our named executive officers is commensurate with the Company’s 2010 performance:

•	Annual incentives were earned at levels below target commensurate with our Corporate Group EVA® results. Due to global business and economic conditions, our 2010 Corporate Group EVA® performance was below targeted levels resulting in Short-Term Incentive Plan awards that were on average, equal to 82.4% of target.

•	Equity awards granted in 2010 vest over the next 3 to 5 years (none of these awards vested in 2010) providing ongoing alignment with shareholders based on the Company’s future stock price performance.

In order to further strengthen the pay-for-performance elements of our compensation program, beginning in 2011 performance shares were granted (instead of restricted stock) to the named executive officers. The performance shares require achievement of specific financial goals, as assessed at the end of 2012, with the potential to earn from zero to two times the target number of shares.

Furthermore, the compensation programs for our named executive officers have been designed to provide strong alignment between executive compensation and Company performance:

•	Annually we review the key elements of our executive compensation program, and a summary of market practices and emerging developments, and we discuss potential implications to the Company in the context of our business strategy and talent needs.

•	Pay levels are targeted to be, on average, at market median levels, considering Company performance, individual executive factors (including experience and performance), internal equity and cost implications.

•	The majority of the named executive officers’ annual target compensation is incentive-based, which may only be earned if specific annual goals are achieved or the Company’s stock price appreciates over time.

•	We have a long-standing history of Short-Term Incentive Plan payouts being commensurate with Company performance, as demonstrated over the last three years, on average, for named executive officers for 2008 maximum awards were earned, 2009 no awards were earned and 2010 below-target awards were earned.

•	The Compensation Committee works with management to ensure the performance measures and goals in our incentive plans are aligned with our business strategy and to ensure amounts earned, if any, are consistent with the Company’s financial and stock price performance results.

•	In our Short-Term Incentive Plan, EVA® (a measure of the economic profit generated by a business) target incentive goals are set at levels above the prior year’s actual EVA® performance, which means performance has to be meaningfully better than last year for executives to earn a target annual incentive award (below or above target incentives can be earned commensurate with our actual EVA® results for the year).

•	Executive officers are subject to minimum stock ownership guidelines which are intended to ensure ongoing, meaningful stock ownership by management and continued alignment with the interest of our shareholders.

•	Long-term incentive award opportunities are delivered through a mix of award types and provided solely through equity-based awards to ensure realized amounts, if any, are commensurate with the Company’s stock price performance.

•	Our Compensation Committee has engaged an independent compensation consultant, Pay Governance LLC, to assist with the ongoing review of our executive compensation program to help ensure the program best achieves the Company’s objectives and reflects competitive market practices.

•	We completed a comprehensive risk assessment of the Company’s executive pay program which found that our executive pay policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

We also point out that during 2010, we conducted a comprehensive review of the executive officer pay program and made several changes in order to better achieve the Company’s objectives and to better align with market practices.

•	We eliminated two perquisites (home internet usage and personal country club memberships).

•	We entered into new contingent employment agreements with our executive officers, which reduced the severance benefits payable to executive officers following a change in control.

•	Beginning in 2011, we implemented performance share awards (and did not grant restricted stock) for the named executive officers and selected senior executives. As a result, the 2011 grant mix is fifty percent (50%) performance shares and fifty percent (50%) stock options (instead of the 2010 grant mix of seventy-five percent (75%) stock options and twenty-five percent (25%) restricted stock).

The Board of Directors recommends a vote FOR” approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are also seeking our shareholders’ recommendation on how often the advisory vote on the compensation of the Company’s named executive officers should be held. In particular we are asking shareholders whether future advisory votes on executive compensation should be held every year (annually), once every two years (biennially) or once every three years (triennially).

The Board of Directors has considered the appropriate interval for future advisory votes and recommends that the advisory vote be held once every three years (triennially). In support of this recommendation, we note that our compensation philosophy seeks to maximize long-term total returns to shareholders, not just annual returns. A triennial vote would be more consistent with that philosophy. Moreover, our compensation programs are based on the Company’s long-term business strategy. Consistent with that alignment, a significant portion of executive compensation consists of long-term incentive award opportunities, including stock options, restricted shares and performance shares with value realized, if any, based on multi-year performance. Also, the Company’s Short-Term

Incentive Plan is based on EVA®, which has been our primary financial measure of success since 1993. EVA® focuses management on maximizing shareholder value creation over the long-term through profitable growth. An annual advisory vote would not be consistent with the longer-term compensation perspective.

Additionally, one of the Company’s two business segments is cyclical in nature with each cycle encompassing several years. We do not believe that an annual advisory vote would effectively take into account the relevance of the multi-year cycle of that business. A triennial vote frequency provides the Company sufficient time to incorporate shareholder feedback prior to the next advisory vote (and an annual vote frequency would not allow the Company sufficient time to make changes and demonstrate their outcomes prior to the next vote). And finally, the Compensation Committee of the Board of Directors seeks to set overall compensation and each element of compensation for its named executive officers (and other executive officers) to be within a competitive range of market median practices. With this conservative compensation target, an annual advisory vote should not be warranted.

Based on the foregoing, the Board of Directors recommends a vote for a frequency of once every “THREE YEARS” for future non-binding shareholder advisory votes on the compensation of the Company’s named executive officers.

2.	GOVERNANCE OF THE BOARD AND ITS COMMITTEES

Governance of the Company

Composition.  Currently the Board is comprised of ten directors. However, as noted in Proposal 1 above, because Mr. Dean Anderson will not be nominated for re-election at the upcoming Annual Meeting, subsequent to the upcoming Annual Meeting, the Board will consist of nine directors. Under the Company’s Bylaws, the number of directors may not be less than seven or more than twelve. The Board of Directors has determined that none of the current nine non-employee directors has a material relationship with the Company and that each non-employee director (Dean H. Anderson, Roy V. Armes, Virgis W. Colbert, Donald M. Condon, Cynthia M. Egnotovich, Kenneth W. Krueger, Keith D. Nosbusch, James L. Packard and Robert C. Stift) is independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), under applicable law and the New York Stock Exchange listing standards. In determining whether a director has a material relationship with the Company, the Board has adopted nine criteria. Those criteria may be viewed on the Company’s website at www.manitowoc.com. Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company. All nine non-employee directors meet all nine of the criteria.

Guidelines.  The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures. A copy of the current Corporate Governance Guidelines may be viewed on the Company’s website at www.manitowoc.com.

As set forth in the Corporate Governance Guidelines, all directors are strongly encouraged to attend all annual shareholder meetings of the Company. All of the directors, other than Mr. Armes and Mr. Condon, attended the annual shareholders’ meeting in 2010. Mr. Armes and Mr. Condon did not join the Company’s Board until June 2010, after that Annual Meeting.

Ethics.  The Company has a Code of Business Conduct that includes a Global Ethics Policy that pertains to all employees. The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, and controller, which is part of the Company’s Code of Business Conduct and Global Ethics Policy. A copy of these policies can be viewed at the Company’s website at www.manitowoc.com.

Meetings.  During the fiscal year ended December 31, 2010, the Board of Directors met seven times. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served (in the case of Mr. Armes and Mr. Condon, this refers to the period they served as directors). As required by the Company’s Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2010.

Board Leadership Structure.  The Board has determined that the interests of the Company and the Board of Directors are best served by having the same individual serve as both the Chairman of the Board and the Chief Executive Officer of the Company. Among the many factors considered by the Board in reaching this conclusion are (a) a track record of effective Board and Company leadership while the Chairman and CEO roles have been combined; (b) all Board members other than the CEO are independent; (c) all Committees of the Board consist only of independent directors; (d) the Board has established clear Corporate Governance Guidelines and Committee Charters which appropriately guide and govern the Chairman; (e) a history of successful governance of the Company and the absence of any problematic governance issues while the Chairman and CEO roles have been combined; and (f) the designation of an independent director who presides at all “independent” director sessions of the Board.

The Corporate Governance Guidelines provide that the chairperson of the Corporate Governance Committee will serve as the presiding director for the executive (independent director) sessions. If for any reason the chairperson of the Corporate Governance Committee is unable to attend or perform the presiding role at a particular independent director session, he/she will designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of the presiding director for the particular independent director session. The chairperson of the Corporate Governance Committee, in his/her role as the presiding independent director, also performs the following functions: (a) calls independent directors sessions; (b) chairs and leads the discussions at independent director sessions; (c) serves as a liaison between the Chairman of the Board and the independent directors; (d) reviews and approves the agendas for regular Board meetings, including the meetings schedule; and (e) meets with the Chairman and CEO after each independent director session to provide feedback to the CEO regarding the Board meeting and any other matters deemed appropriate by the independent directors.

Committees.  The Company has standing Corporate Governance, Audit, and Compensation Committees of the Board of Directors, comprised of only independent directors as follows:

Corporate Governance Committee	Audit Committee	Compensation Committee

Keith D. Nosbusch, Chairman	Robert C. Stift, Chairman	James L. Packard, Chairman
Dean H. Anderson	Dean H. Anderson	Virgis W. Colbert
Roy V. Armes	Donald M. Condon, Jr.	Cynthia M. Egnotovich
Virgis W. Colbert	Cynthia M. Egnotovich	Kenneth W. Krueger
Kenneth W. Krueger

Risk Oversight

The Board of Directors is responsible for the oversight of risk across the entire Company. This responsibility is administered more directly through the Audit Committee of the Board of Directors. As set forth in the Audit Committee Charter, one purpose of the Audit Committee is to assist the Board of Directors in fulfilling its role in the oversight of the risk across the organization and the management and/or mitigation of those risks. On a regular basis in its Committee meetings, the Audit Committee specifically reviews the risk factors identified by management that could have a material adverse effect on the business, financial condition or results of operations of the Company. Additionally, the Audit Committee works to identify the Company’s material risks and risk factors through regular meetings and discussions with senior management, the director of internal audit and the Company’s independent auditors. Management reviews with the Audit Committee, the potential risks and mitigating strategies related to each of the Company’s key business areas (i.e., market, financial, operational, reputation, competition, legal and regulatory, environmental, health and safety, product liability, public reporting, information systems, employment and labor and strategic planning). As specific issues arise and are identified, the Audit Committee reviews with management, those issues and the controls that have been put in place as well as the actions taken to address and mitigate those risks. The management of the risks takes place through the following offices based on a responsibility: Chief Financial Officer (market, financial, accounting, information systems, public reporting, reputation, regulatory and strategic planning risks), General Counsel (legal, regulatory, product liability and insurance risks), Senior Vice President of Human Resources (employment, labor, regulatory, environmental, health and safety risk) and the segment Presidents (market, operational, and competition risks).

Transactions with Related Persons

The Company’s policies and procedures regarding the review, approval and ratification of related party transactions are circumscribed in the director independence criteria adopted by the Board and may be viewed on the Company’s website at www.manitowoc.com, and in the Company’s Code of Business Conduct and Code of Ethics which also may be viewed on the Company’s website at www.manitowoc.com. The Company’s Code of Ethics specifically requires that (a) without the prior approval of the Chief Executive Officer, the Chief Financial Officer or General Counsel of the Company no officer or employee will enter into any transaction for or on behalf of the Company with any other person or entity in which the employee or officer has a direct or indirect interest; (b) directors and officers of the Company are required to report annually on a director and officer questionnaire circulated by the Company, any material interest that such director or officer has in any business enterprise with which the Company conducts business; and (c) any transactions or agreements relating to transactions between the Company and any such business enterprise must be approved by those members of the Company’s Board of Directors who have no interest in the business enterprise, which approval may be a continuing approval. There were no reportable transactions with related parties during 2010.

Corporate Governance Committee

The Corporate Governance Committee is also the Company’s nominating committee. The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees, and to recommend to the Board the corporate governance principles and guidelines. The Corporate Governance Committee has a charter that may be viewed on the Company’s website at www.manitowoc.com.

All members of the Corporate Governance Committee are independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed at the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange.

There were four meetings of the Corporate Governance Committee during the Company’s fiscal year ending December 31, 2010. For further information see the Corporate Governance Committee Report below.

Audit Committee

The purpose of the Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the risk across the organization and the management and/or mitigation of those risks, (6) the Company’s compliance with ethical standards established by law, rule, regulation, and Company policy, and (7) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee has a charter, which may be viewed on the Company’s website at www.manitowoc.com.

All the members of the Audit Committee are “independent,” as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange relating to audit committees. The Board has designated Messrs. Anderson, Condon, Krueger, and Stift and Ms. Egnotovich as “audit committee financial experts” as defined in the Company’s Audit Committee Charter and in the Securities and Exchange Commission regulations.

During the fiscal year ended December 31, 2010, the Audit Committee met six times. For further information see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that officers, directors, and employees are compensated in accordance with the Company’s philosophy, objectives, and policies. The Compensation Committee reviews and approves compensation and benefits policies, strategies, and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s Proxy Statement, in accordance with applicable rules and regulations. A copy of the Compensation Committee Charter can be viewed on the Company’s website at www.manitowoc.com.

The Compensation Committee is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Management is responsible for making recommendations to the Compensation Committee (except with respect to compensation paid to the CEO) and effectively implementing the executive compensation program, as established by the Compensation Committee. To assist the Compensation Committee with its responsibilities regarding the executive compensation program, the Committee previously retained Towers Watson and currently retains Pay Governance, LLC as its independent compensation consultants.

The Compensation Committee’s responsibilities include:

•	Acting on behalf of the Board of Directors in setting compensation policy, administering compensation plans and making decisions with respect to the compensation of key Company executives, including the review and approval of merit/other compensation budgets and payouts under incentive plans.

•	Reviewing and recommending to the full Board for approval, annual base salary levels, short-term and long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), benefits and supplemental benefits of the CEO and other key executives of the corporation.

•	Annually appraising the performance of the chief executive officer and providing developmental feedback to the CEO and, when appropriate, to other key executives of the organization.

•	Annually evaluating CEO and other key executives’ compensation levels and payouts against (1) pre-established, measurable performance goals and objectives; and (2) an appropriate comparison group.

•	Reviewing and recommending pay levels for non-employee directors for vote by the full Board.

There were six meetings of the Compensation Committee during fiscal year ended December 31, 2010. For further information see the “Compensation Discussion and Analysis and Compensation Committee Report” below.

3.	CORPORATE GOVERNANCE COMMITTEE REPORT

The Corporate Governance Committee has adopted the following policies and procedures regarding consideration of candidates for the Board.

Consideration of Candidates for the Board of Directors Submitted by Shareholders.  The Corporate Governance Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding Common Stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”). Any Qualified Shareholder must submit its recommendation no later than the 120th calendar day before the date of the Company’s Proxy Statement released to the shareholders in connection with the previous year’s Annual Meeting, for the recommendation to be considered by the Corporate Governance Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Shareholder/Interested Person Communications.” In considering any timely submitted recommendation from a Qualified Shareholder, the Corporate Governance Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event will a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Corporate

Governance Guidelines and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines, be recommended for nomination by the Corporate Governance Committee.

The Corporate Governance Committee did not receive, prior to the deadline noted in the foregoing policy, any recommendations for director nominees from any Qualified Shareholder (as defined in the foregoing policy).

Consideration of Candidates for Board that are Incumbent Directors.  Prior to the expiration of the term of a director desiring to stand for re-election, the Corporate Governance Committee will evaluate the performance and suitability of the particular director. The evaluation may include the opportunity for other sitting directors to provide input to the Corporate Governance Committee or its chairperson and may include an interview of the director being evaluated. If the director being evaluated is the chairperson of the Corporate Governance Committee, another Corporate Governance Committee member will be appointed by the Corporate Governance Committee to lead the evaluation. The Corporate Governance Committee will make a recommendation to the Board for the Board’s final decision on each director seeking re-election.

Consideration of Candidates for Board that are Non-incumbent Directors.  In the event of a vacancy in the Board of Directors that the Corporate Governance Committee anticipates will not be filled by an incumbent director, the Corporate Governance Committee will manage the process of searching for a suitable director. The Corporate Governance Committee will be free to use its judgment in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy. The process may include the consideration of candidates recommended by officers, Board members, shareholders, and/or a third party professional search firm retained by the Corporate Governance Committee. The Corporate Governance Committee has sole authority to retain (including to determine the fees and other retention terms) and terminate any third party to be used to identify director candidates and/or evaluate any director candidates. Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent,” as that term is defined in the Corporate Governance Guidelines and the New York Stock Exchange rules, and to candidates who are sitting or former executives of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934. The Corporate Governance Committee is not required to consider candidates recommended by a shareholder except in accordance with the Policy captioned “Consideration of Candidates for the Board of Directors Submitted by Shareholders,” set forth in the Corporate Governance Committee Charter. If the Corporate Governance Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

Mr. Armes and Mr. Condon, who were both appointed to the Board in June 2010 were first suggested as director candidates as a result of a search conducted by Spencer Stuart, an executive recruiting firm retained by the Corporate Governance Committee. Spencer Stuart was paid a fee for researching and recommending potential director candidates.

Directors Qualifications and Diversity.  The Board of Directors appreciates the value that can come from a diverse representation on the Board of Directors. In identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Board believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience. In this process, the Board of Directors and the Corporate Governance Committee does not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation or gender identity.

Shareholder/Interested Person Communications.  As set forth in the Company’s Corporate Governance Guidelines, which may be viewed on the Company’s website at www.manitowoc.com, any shareholder or interested person may communicate with the Board of Directors in accordance with the following process. If an interested party desires to communicate with the Board of Directors or any member of the Board of Directors, the interested party may send such communication in writing to the Company to the attention of the Director of Investor Relations and/or the General Counsel. Such communication must include the following information in order to be considered for forwarding on to the Board of Directors or the applicable director:

1.	The name, address, and phone number of the interested party.

2.	The basis of the party’s interest in the Company, e.g., if the interested party is a shareholder, a statement to that effect with the number of shares owned by the shareholder and the length of time that such shares have been beneficially owned.

3.	The identity of the director or directors for whom such communication is intended.

4.	The address where any reply or questions may be sent by the Company, the Board or any Board member.

5.	Whether such interested party requests that the Company let the interested party know whether or not such communication has been forwarded to the Board or the particular Board member.

6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication which the Company’s Director of Investor Relations or General Counsel determines, in his or her discretion, to be or to contain any language which is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board nor any Board member shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.

Corporate Governance Committee
 Keith D. Nosbusch, Chairman
Dean H. Anderson
Roy V. Armes
Virgis W. Colbert

4.	AUDIT COMMITTEE REPORT

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010, with the Company’s management;

•	discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by Statement on the Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), and SEC Regulation S-X, Rule 2-07 (Communication with Audit Committee); and

•	received the written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

Fees Billed to the Company by PricewaterhouseCoopers LLP during
Fiscal 2009 and 2010

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table.

		Audit
Year Ended	Audit	Related		All Other
December 31	Fees	Fees	Tax Fees	Fees

2010	$2,224,700	$66,100	$487,600	$1,500
2009	$1,853,200	$54,000	$327,900	$1,500

Audit fees include fees for services performed to comply with Generally Accepted Auditing Standards (GAAS), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the Securities and Exchange Commission (SEC).

Audit related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions.

Tax fees primarily include fees associated with tax compliance, tax consulting, as well as domestic and international tax planning.

All other fees primarily include fees associated with an accounting research tool.

The Company’s policy and procedures for pre-approval of non-audit services to be performed by the Company’s independent registered public accounting firm are set forth in Section III of the Audit Committee Charter. A copy of the Audit Committee Charter may be viewed on the Company’s website at www.manitowoc.com. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy and process set forth in the Audit Committee Charter.

Independent Registered Public Accounting Firm

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2011. As set forth in this Proxy Statement, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the upcoming Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee
Robert C. Stift, Chairman
Dean H. Anderson
Donald M. Condon, Jr.
Cynthia M. Egnotovich
Kenneth W. Krueger

5.	EQUITY COMPENSATION PLANS

The following table summarizes, as of December 31, 2010, the number of shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans and the number of shares available under such plans pursuant to which grants of options, warrants, and rights to acquire shares may be made from time to time.

Equity Compensation Plan Information

					Number of securities
					remaining available for
	Number of securities to		Weighted-average exercise		future issuance under
	be issued upon exercise of		price of outstanding		equity compensation plans
	outstanding options,		options, warrants, and		(excluding securities
Plan Category	warrants, and rights (A)		rights (B)		reflected in column (A))(C)
Equity compensation plans not approved by security holders(1)(3)	654,538	(2)	$6.71	(2)	0	(2)

Equity compensation	6,100,258	(4(a))	$14.01	(4(a))	5,141,584	(4(a))
plans approved by	155,600	(4(b))	$21.50	(4(b))	468,200	(4(b))
security	204,000	(4(c))(2)	$6.78	(4(c))(2)	0	(4(c))(2)
holders(4)

Total(3)	7,114,396				5,609,784

(1)	Consists of the Company’s 1995 Stock Plan (which is the predecessor to the 2003 Incentive Stock and Awards Plan) and Deferred Compensation Plan. No additional awards are available for issuance under the 1995 Stock Plan. For a description of the key provisions of the Deferred Compensation Plan, see the discussion contained in this Proxy Statement under section 8 - Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Deferred Compensation” and the discussion contained under section 7 — Non-Employee Director Compensation.

(2)	Column (A) does not include 299,511 Common Stock units issued under the Deferred Compensation Plan as of December 31, 2010. Each Common Stock unit under the Deferred Compensation Plan represents the right to receive one share of Company Common Stock following the participant’s death, disability, termination of service as a director or employee, a date specified by the participant, or the earlier of any such events to occur. Since the Common Stock units are acquired by participants through a deferral of fees or compensation, there is no “exercise price” associated with the Common Stock units. As a result, the weighted-average exercise price in column (B) is calculated solely on the basis of outstanding options issued under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan, and does not take into account the Common Stock units issued under the Deferred Compensation Plan. The operation of the Deferred Compensation Plan requires the plan trustees to make available as and when needed a sufficient number of shares of Company Common Stock to meet the needs of the plan. Accordingly, since there is no specific number of shares reserved for issuance under the Deferred Compensation Plan, column (C) includes only those shares remaining available for issuance under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan.

(3)	Does not include the 8,660 shares underlying the outstanding stock options issued under the Grove Investors, Inc. 2001 Stock Incentive Plan, which were assumed by the Company in connection with the acquisition of Grove Investors, Inc. Those options have a weighted average exercise price of $4.575. No additional options may be granted under the Grove Investors, Inc. 2001 Stock Incentive Plan.

(4)	Consists of (a) the Company’s 2003 Incentive Stock and Awards Plan, (b) the 2004 Non-Employee Director Stock and Awards Plan, and (c) the 1999 Non-Employee Director Stock Option Plan. The 1999 Non-Employee Director Stock Option Plan (the “1999 Director Stock Plan”) is the predecessor to the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Director Stock Plan”). Upon the effective date of the 2004 Director

Stock Plan no further awards can be made from the 1999 Director Stock Plan and all shares that would otherwise have been available for new grants under the 1999 Director Stock Plan are no longer available for granting. For a description of the key provisions of the 2003 Incentive Stock and Awards plan, see the discussion contained in this Proxy Statement under section 8 — Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Long-Term Incentives”. For a description of the key provisions of the 2004 Director Stock Plan, see the discussion contained in this Proxy Statement under section 7 — Non-Employee Director Compensation.

6.	OWNERSHIP OF SECURITIES

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Stock as of December 31, 2010.

Name and Address	Amount and Nature		Percent
of Beneficial Owner	of Beneficial Ownership		of Class
BlackRock Inc.(1) 40 East 52nd Street New York, NY 10022	10,267,621		7.82%

Marshall & Ilsley Corporation(2) 770 North Water Street Milwaukee, WI 53202

Marshall & Ilsley Trust Company N.A.(2) 111 East Kilbourn Avenue, Suite 200 Milwaukee, Wisconsin 53202	8,124,204	(2)	6.20%

The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	6,805,561	(3)	5.18%

(1)	This information is based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 7, 2011. The Schedule 13G indicates that BlackRock filed the Schedule 13G as a parent holding company or control person with respect to the following subsidiaries of BlackRock: BlackRock Japan Co. Ltd.; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors LLC; BlackRock Investment Management, LLC; and BlackRock International Limited. BlackRock reports sole voting and dispositive power as to all of these shares.

(2)	This information is based solely on a Schedule 13G filed with the SEC jointly by Marshall & Ilsley Corporation (“M&I”) and Marshall & Ilsley Trust Company N.A. (“M&I Trust Co.”) on February 14, 2011. M&I and M&I Trust Co. reported that they may be deemed to have sole voting and dispositive power with respect to 46,281 shares and shared voting and dispositive power with respect to 8,077,923 shares. M&I and M&I Trust Co. reported in the Schedule 13G reported in the Schedule 13G that they specifically disclaimed beneficial ownership of 7,673,195 of the 7,677,145 shares over which they may be deemed to have shared voting and dispositive power.

(3)	This information is based solely on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2011. Vanguard reported that it may be deemed to have sole voting and shared dispositive power over 90,811 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, and sole dispositive power over 6,714,750 shares.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each director and director nominee of the Company, by each executive officer of the Company named in the Summary Compensation Table below, and by the directors and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of February 25, 2011. Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock and the executive officers and directors as a group own less than 2% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan. None of the persons named below has pledged any of their shares as security.

	Number of Shares of Common		Number of Deferred Common
Name	Stock Beneficially Owned(1)		Stock Units Beneficially Owned(2)
Dean H. Anderson	84,711	(5)	33,401
Roy V. Armes	0		0
Virgis W. Colbert	124,600	(6)	16,654
Donald M. Condon	0		0
Cynthia M. Egnotovich	30,000	(7)	5,223
Eric P. Etchart	140,440	(4)(8)	0
Michael Kachmer	117,250	(4)(9)	0
Kenneth W. Krueger	80,000	(10)	20,383
Carl J. Laurino	262,889	(3)(4)(11)	549
Thomas G. Musial	357,249	(3)(4)(12)	8,744
Keith D. Nosbusch	96,000	(13)	12,082
James L. Packard	160,000	(14)	38,450
Robert C. Stift	124,000	(15)	27,439
Glen E. Tellock	746,745	(3)(4)(16)	9,980

Total of all above-named executive officers and directors	2,323,884		172,905

Total of all executive officers and directors as a group (16 persons)	6,539,147	(17)	269,859	(18)

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.

(2)	The Company has the sole right to vote all shares of Common Stock underlying the Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)	For the following current executive officers, includes the indicated number of shares which were held in their respective 401(k) Retirement Plan accounts as of December 31, 2010, as to which they have sole voting power and shared investment power: Glen E. Tellock — 17,313, Carl J. Laurino — 29,166, and Thomas G. Musial — 21,018.

(4)	Reflects shares beneficially owned as of December 31, 2010 under the 401(k) Retirement Plan, as amended effective April 1, 1999, to provide that, after July 1, 1999, Plan accounts are valued on a daily basis.

(5)	Includes 22,275 shares which Mr. Anderson has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Includes 6,000 shares held in an IRA for Mr. Anderson and excludes 3,920 shares held in trusts for the benefit of Mr. Anderson’s grandchildren.

(6)	Includes 55,200 shares which Mr. Colbert has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(7)	Includes 2,000 shares which Ms. Egnotovich has the right to acquire pursuant to the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(8)	Includes 82,289 shares which Mr. Etchart has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(9)	Includes 67,150 shares which Mr. Kachmer has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(10)	Includes 37,200 shares which Mr. Krueger has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(11)	Includes 183,611 shares which Mr. Laurino has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also, excludes 1,200 shares owned by Mr. Laurino’s spouse.

(12)	Includes 233,975 shares which Mr. Musial has the right to acquire pursuant to the 1995 Stock Option Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(13)	Includes 57,200 shares which Mr. Nosbusch has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(14)	Includes 91,200 shares which Mr. Packard has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(15)	Includes 85,200 shares which Mr. Stift has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also, excludes 4,000 shares held by Mr. Stift’s spouse in a revocable trust as to which Mr. Stift disclaims beneficial ownership.

(16)	Includes 18,163 shares as to which voting and investment power is shared with Mr. Tellock’s spouse. Also includes 485,875 shares which Mr. Tellock has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also excludes 2,500 shares held either by a daughter or by Mr. Tellock’s spouse as custodian for a daughter.

(17)	Includes 18,163 shares of Common Stock as to which voting and investment power are shared, and 3,990,007 shares, as of February 25, 2011, held by the 401(k) Retirement Plan (persons within the group hold sole voting power with respect to 82,366 of these shares, and share investment power with respect to all of these shares by virtue of the Plan’s administration by an investment committee of benefit management executive officers).

(18)	Also includes 27,996 shares, as of February 25, 2011, as to which the Company, through certain officers, have sole voting power under the Deferred Compensation Plan Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons owning more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of equity and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2010 were complied with in a timely manner.

7.	NON-EMPLOYEE DIRECTOR COMPENSATION

The annual compensation package for non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors.

The 2010 compensation package consisted of cash (Board and committee annual retainers and meeting fees) and equity (restricted stock) awards. Directors are also entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and from and attendance at Board and committee meetings and other Company events. The compensation package is intended to be competitive relative to general industrial companies of comparable size to the Company. The Compensation Committee typically reviews the market competitiveness of the non-employee director compensation program every two years. The last review of the program was conducted in 2008 and the non-employee director compensation program has not changed since that time.

Approximately two-thirds of the target annual compensation package is delivered in the form of equity, which is designed to promote a greater alignment of interests between the Company’s non-employee directors and its shareholders. In 2010, the equity grant was set based on the Company’s recent average stock price ending in January 2010, consideration of share usage and other factors. The actual grant price and accounting expense was determined at the date of grant (February 11, 2010). An individual director’s actual annual compensation will vary based on committee memberships, committee chair responsibilities, and the number of Board and committee meetings attended.

Stock awards in 2010 were granted out of the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Director Stock Plan”). The purpose of the 2004 Director Stock Plan is three-fold: (i) to promote the long-term growth and financial success of the Company; (ii) to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors; and (iii) to assist the Company in promoting a greater alignment of interest between the Company’s non-employee directors and its shareholders. The 2004 Director Stock Plan is designed to achieve these goals by providing non-employee directors of the Company with incentives to increase shareholder value by offering them the opportunity to acquire shares of the Company’s Common Stock, receive incentives based on the value of such Common Stock, or receive other equity-based incentives as provided in the 2004 Director Stock Plan. Only non-employee directors of the Company are eligible to receive awards under the 2004 Director Stock Plan. The Compensation Committee of the Company’s Board of Directors may, in its discretion, grant awards from time to time in such amounts as it determines and to such non-employee directors as it selects.

The following table summarizes the 2010 compensation elements provided to the Company’s non-employee directors. For 2010, the guideline value of the restricted stock grant was $100,000.

Element	Amount
Annual Board Member Cash Retainer	$60,000
Board Per-Meeting Fee	$1,500
Committee Per-Meeting Fee	$1,500
Audit Committee Chairperson Annual Retainer	$15,000
Compensation Committee Chairperson Annual Retainer	$9,000
Governance Committee Chairperson Annual Retainer	$7,500
Annual Restricted Stock Grant(1)	9,300 shares

(1)	The award was granted on February 11, 2010.

Effective in 2005, the Board implemented stock ownership guidelines for non-employee directors, which require each non-employee director to acquire an amount of the Company’s Common Stock with a value equal to five times such director’s total annual Board member cash retainer (does not include meeting fees or the annual committee chairperson retainers). The guideline requires the stock ownership amount to be met by the later of the end of 2011 or the end of the fifth full calendar year after the director is first elected to the Board. As of December 31, 2010, each of the non-employee directors was in compliance or projected to be in compliance with his/her respective ownership guideline.

In addition, under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of the director’s annual retainer and meeting fees for future payment upon death, disability, termination of service as a director, a date specified by the participant, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the director’s stock ownership guideline by electing to defer a portion of his/her compensation under the Company’s Deferred Compensation Plan and investing in stock units (value equivalent to the Company’s stock price).

In 2010, only restricted stock was granted to non-employee directors at the February meeting of the Board of Directors. The restrictions on the restricted stock awards lapse on the third anniversary of the grant date. The restrictions provide that, unless the Compensation Committee in its discretion determines otherwise, (i) the restricted shares will be immediately forfeited if the director ceases to be a member of the Board prior to the restriction lapse date for any reason other than the director’s retirement (due to reaching the mandatory retirement age established by the Board), death or disability; and (ii) the restricted shares are generally transferable, but may not be assigned, pledged or mortgaged prior to the restriction lapse date. In previous years, stock options were also granted, which had an exercise price equal to the closing stock price on the date of grant, a 10-year term and vested immediately.

Non-Employee Directors’ Compensation

The following table sets forth the total compensation earned by non-employee directors during the fiscal year ended December 31, 2010.

					Change in
					Pension Value
					and Nonqualified
	Fees Earned				Deferred
	or Paid in		Stock	Option	Compensation		All Other
Name	Cash(1)		Awards(3)	Awards(4)	Earnings		Compensation(5)		Total
Dean H. Anderson	$88,500		$105,555	$0	$0		$0		$194,055
Roy V. Armes	$34,500		$43,617	$0	$0		$0		$78,117
Virgis W. Colbert	$81,000		$105,555	$0	$0		$0		$186,555
Donald M. Condon	$40,500		$43,617	$0	$0		$0		$84,117
Cynthia M. Egnotovich	$81,000		$105,555	$0	$0		$0		$186,555
Kenneth W. Krueger	$88,500		$105,555	$0	$0		$0		$194,055
Keith D. Nosbusch	$82,500	(2)	$105,555	$0	$0		$0		$188,055
James L. Packard	$85,500	(2)	$105,555	$0	$0		$0		$191,055
Robert C. Stift	$97,500	(2)	$105,555	$0	$0	(6)	$0	(6)	$203,055

(1)	Includes meeting fees for the December 2010 Board and Committee meetings which were paid in January 2011.

(2)	Includes committee chairperson annual retainer in the following amounts: Audit - $15,000, Compensation — $9,000 and Corporate Governance — $7,500. Mr. Nosbusch served as chair of the Corporate Governance Committee, Mr. Packard served as chair of the Compensation Committee, and Mr. Stift served as chair of the Audit Committee.

(3)	Reflects the grant date fair value of restricted stock awarded in 2010 as computed under FASB ASC Topic 718 (f/k/a FAS 123R). The restrictions on restricted stock awards lapse on the third anniversary of the grant date. At year-end, each non-employee director, other than Ms. Egnotovich, Mr. Armes and Mr. Condon, had 20,200 shares of restricted stock outstanding. At year-end, Ms. Egnotovich had 20,000 shares and Messer’s Armes and Condon each had 4,650 shares of restricted stock outstanding.

(4)	No options were awarded to directors in 2010. At year end, the directors had the following options outstanding: Dean H. Anderson — 20,600, Roy V. Armes — 0, Virgis W. Colbert — 55,200, Donald M. Condon — 0, Cynthia M. Egnotovich — 2,000, Kenneth W. Krueger — 37,200, Keith D. Nosbusch — 57,200, James L. Packard — 97,200, and Robert C. Stift — 85,200.

(5)	Travel-related expenses of a director’s spouse or guest are not included in these numbers. From time to time, spouses or guests may be invited to accompany the directors at a Company function at the Company’s expense. During 2010, spouses of directors were invited to attend the February Board meeting. Mr. Colbert, Mr. Nosbusch and Ms. Egnotovich did not have a spouse or guest attend the February Board meeting. Meals and other expenses (excluding airfare) reimbursed for the spouses attending the February event averaged $100.

(6)	Amounts do not include $89,235.48 paid to Mr. Stift during 2010 pursuant to the terms of a Supplemental Executive Retirement Plan of Grove North America, Division of Kidde Industries, Inc. (the predecessor of Grove Investors, Inc.) (“Grove”). Prior to becoming a member of the Board of the Company, Mr. Stift served as an officer of Grove until his retirement in April 1998, and was a participant in the plan when Grove was acquired by the Company in 2002. The benefits Mr. Stift receives under the plan relate solely to his prior service as an officer of Grove and do not relate to his service as a member of the Board of Directors of the Company.

8.	COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The discussion and analysis below is designed to assist shareholders with understanding the objectives of our executive compensation program (the “executive compensation program”), the different components of compensation paid to our named executive officers (the CEO, CFO, and three other most highly compensated executive officers other than the CEO and CFO) and the basis for our compensation decisions. This discussion and analysis should be read together with the compensation tables located elsewhere in this Proxy Statement.

Executive Summary of 2010

Our 2010 performance and the resulting pay earned by the named executive officers were impacted by the continued weakness in the global economy. Overall, 2010 was a challenging year for the Company as it continued to manage through the economic downtown. This is reflected in our EVA® performance being below targeted levels, which resulted in annual incentive payments below targeted levels, but above the minimum EVA® performance required for an incentive payment to be earned. Among other things, during this challenging economic environment we continued to focus on efficient capital management evidenced by our pay down of more than $1 billion of debt over the past two years, in order to ensure our business is well positioned as the global economy improves.

Our 2010 corporate performance is summarized below:

•	Sales of $3.1 billion versus 2009 sales of $3.6 billion.

•	Operating net loss of $73.4 million versus a 2009 loss of $704.2 million. (Before special items described in the Company’s Annual Report on Form 10-K, the net earnings from continuing operations in 2010 were $19.8 million versus $38.4 million in 2009.)

•	Economic Value-Added (EVA®) of negative $160.3 million in 2010 versus 2009 EVA® of negative $147.7 million. Since 1993, we have been committed to using EVA® as our primary financial measure of success. EVA® focuses management on maximizing shareholder value creation over the long-term through profitable growth and efficient capital management.

•	Total shareholder return for 2010 was 32% as compared to 16.8% in 2009.

Pay Outcomes

The majority of the named executive officers’ annual target compensation is performance-based with the value realized, if any, based on annual financial results (Short-Term Incentive Plan) or multi-year stock price performance (long-term incentive awards). As executives assume greater responsibilities, a larger portion of their total compensation is performance-based in the form of short-term and long-term incentive awards, with the largest portion in long-term awards intended to drive sustainable stockholder value.

The chart below presents the average 2010 target total direct compensation mix for the five named executive officers.

The 2010 actual pay for our named executive officers is commensurate with the Company’s 2010 performance:

•	Annual incentives were earned at levels below target commensurate with our EVA® results, which were below target but above the minimum EVA® performance required for an incentive payment to be earned. Due to global business and economic conditions, our 2010 EVA® performance was below targeted levels but above minimum threshold levels resulting in Short-Term Incentive Plan awards that were on average, equal to 82.4% of target.

•	Equity awards granted in 2010 vest over the next 3 to 5 years (none of these awards vested in 2010) providing ongoing alignment with shareholders based on the Company’s future stock price performance.

Program Design and Governance Highlights

We believe we have a well-designed executive officer pay program and follow consistent governance practices to ensure strong alignment between executive pay and company performance.

•	Annually we review the key elements of our executive compensation program, a summary of market practices and emerging developments, and discuss potential implications to the Company in the context of our business strategy and talent needs.

•	Pay levels are targeted to be, on average, at market median levels, considering Company performance, individual executive factors (including experience and performance), internal equity and cost implications.

•	The majority of the named executive officers’ annual target compensation is incentive-based, which is only earned if specific annual goals are achieved or the Company’s stock price appreciates over time.

•	We have a long-standing history of Short-Term Incentive Plan payouts being commensurate with Company performance, as demonstrated over the last three years, on average, for named executive officers for 2008 maximum awards were earned, 2009 no awards were earned and 2010 below-target awards were earned.

•	The Compensation Committee works with management to ensure the performance measures and goals in our incentive plans are aligned with our business strategy and amounts earned, if any, are consistent with the Company’s financial and stock price performance results.

•	In our Short-Term Incentive Plan, EVA® target incentive goals are set at levels above the prior year’s actual EVA® performance, which means performance has to be meaningfully better than last year for executives to earn a target annual incentive award (below or above target incentives can be earned commensurate with our actual EVA® results for the year).

•	Executive officers are subject to minimum stock ownership guidelines which are intended to ensure ongoing, meaningful stock ownership by management and continued alignment with the interest of our shareholders.

•	Long-term incentive award opportunities are delivered through a mix of award types and provided solely through equity-based awards to ensure realized amounts, if any, are commensurate with the Company’s stock price performance.

•	Our Compensation Committee has engaged an independent compensation consultant, Pay Governance LLC, to assist with the ongoing review of our executive compensation program to help ensure the program best achieves the Company’s objectives and reflects competitive market practices.

•	We completed a comprehensive risk assessment of the Company’s executive pay program, which found that our executive pay policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

During 2010 we conducted a comprehensive review of the executive officer pay program and made several changes in order to better achieve the Company’s objectives and to better align with market practices as described below:

•	We eliminated two perquisites (home internet usage and personal country club memberships).

•	We entered into new contingent employment agreements with our executive offices, which reduced the severance benefits payable to most executive officers following a change in control.

•	Beginning in 2011, we are providing long-term incentive grants to the named executive officers and other senior executives through an equal mix of performance shares and stock options; replacing the prior grant mix of stock options and restricted stock. The performance shares can be earned only if 2011 to 2012 EVA® and debt reduction goals, which will be assessed at the end of 2012, are achieved.

As we navigate through the stages of the global economic recovery, we will continue to monitor our executive compensation program and consider appropriate changes that will allow us to best achieve our compensation program’s objectives of driving long-term shareholder value.

Compensation Program Administration

The Compensation Committee of the Board of Directors (“Compensation Committee”) is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Additional information about the role and processes of the Compensation Committee is presented in the Governance of the Board and its Committees — Compensation Committee section.

Compensation Program Objectives and Philosophy

Our executive compensation program is intended to align the interests of our executives with the interests of our shareholders as well as to motivate our executives to maximize long-term total returns to our shareholders. In addition, our executive compensation program provides competitive total compensation opportunities, at a reasonable cost, in order to attract, motivate and retain highly-qualified executives critical to the achievement of the Company’s financial and strategic goals.

Our compensation program is intended to motivate executives by:

•	Paying for performance. A significant portion of the compensation paid to an executive is variable and “at risk,” and is earned based on the achievement of the Company’s financial goals and/or stock price appreciation.

•	Providing market competitive compensation. Compensation opportunities for executives are established based on a review of compensation offered to executives in comparable positions at general industrial companies of similar size.

•	Encouraging long service. The Company offers several retirement and savings plans, which are payable after retirement from the Company and provide employees with the opportunity to earn Company contributions or save pre-tax dollars for retirement.

•	Facilitating executive stock ownership. Long-term incentive awards are paid solely in Company stock, and executive officers are subject to minimum stock ownership guidelines.

It is the Compensation Committee’s philosophy to set overall compensation and each element of compensation paid to our named executive officers and other executive officers to be within a competitive range of market median practices. In connection with its executive compensation determinations, the Company reviews survey data among comparable companies and broader market trends/developments, as provided by the Compensation Committee’s compensation consultant, Pay Governance. Given the range of its businesses, the Company reviews market pay data among comparably-sized general industrial companies; a specific peer group for pay benchmarking is not used. Survey data of comparable positions is analyzed annually in considering adjustments to base salaries and target short-term and long-term incentive award opportunities. Survey data is also reviewed periodically to help maintain the competiveness of all elements of compensation.

Total Compensation

Overall target compensation for named executive officers is set within a competitive range of market median practices. In setting an individual executive’s salary and target incentive award opportunities, the CEO (with respect to his team) and Compensation Committee also consider experience, length of service, individual and Company performance, current market practices, internal equity, and business/people needs. Actual total compensation can vary from target compensation based on the individual’s and the Company’s performance.

Compensation Elements

We believe the executive compensation program described below, by element and in total, best achieves our objectives.

Element	Purpose	Characteristics
Base Salary	Establish a certain element of pay for an individual’s competencies, skills, experience and performance relative to his/her current job	Not at risk; eligible for annual performance based merit increases and adjustments for changes in job responsibilities

Short-Term Incentives	Motivate and reward the achievement of annual Company financial goals, as assessed by Economic Value Added (“EVA®”) results, relative to targeted levels	Performance-based (variable) cash opportunity; amount earned will vary based on actual financial results achieved

Long-Term Incentives	Motivate and reward the achievement of stock price appreciation over time	Majority is performance-based opportunity; amount realized by the executive is dependent upon multi-year stock price performance

Retirement Benefits	Encourages long service with the Company by providing a targeted replacement income level upon retirement	Both fixed and variable aspects; contributions drive growth of funds and future payments

Benefits and Perquisites	Provide additional financial security and other enhanced benefits for executives	Generally fixed; actual cost is based on participation and usage

Change in Control (CIC) Continued Employment and Severance Benefits	Provide continuity of the leadership team leading up to and after a change in control	Contingent component; provides for continued employment upon a CIC and severance benefits if an executive’s employment is terminated following a CIC

In setting total compensation, a consistent approach is applied for all executive officers. Executive officers may also receive pay increases at the time of promotions. In connection with promotions, the Compensation Committee may increase base salary and target incentive award percentages, and make additional incentive grants. Additional detail regarding each pay element is presented below. Other than the Change in Control Severance Arrangements (Contingent Employment Agreements) described below and the Employment Arrangement with Mr. Etchart summarized below, the Company does not have employment agreements with any of the named executive officers.

Base Salary.  Salaries are reviewed annually, and adjustments, if any, are based on consideration of the Company’s overall budget for base salaries for the year, individual factors (competencies, skills, experience, and performance), internal equity, and market pay practice data. At the end of 2008, based on consideration of the above-mentioned factors, the Board approved increases for the executive officers of the Company effective January 1, 2009. However, in view of the economic conditions, the increases were not implemented. Furthermore, effective with the pay period commencing July 26, 2009 through December 26, 2009, the Company implemented a pay reduction for all officers equal to 3% of their base salary for that time period. The salary previous to the 3% reduction was reinstated for the pay period commencing December 27, 2009. Based upon the survey data provided by the Compensation Committee’s compensation consultant, the base salaries approved for the named executive officers in 2010 on average approximated the median of base salaries of comparable positions in considering an individual’s experience, performance and other factors.

Short-Term Incentives.  The Short-Term Incentive Plan (“STIP”) rewards eligible participants for maximizing shareholder value. The Company believes the creation of shareholder value is best measured by EVA®, a technique developed by Stern Stewart & Co., which measures the economic profit generated by a business. EVA® is equal to the difference between:

i.	Net operating profit after tax (for certain participants who are likely to directly affect improvements in the Company’s tax rate) or net operating profit before tax (for participants who are not likely to directly affect improvements in the Company’s tax rate), defined as operating earnings adjusted to eliminate the impact of, among other things, certain accounting charges such as bad debt and inventory reserve expenses, and research and development costs; and

ii.	A capital charge, defined as capital employed multiplied by the weighted average cost of capital.

The weighting of an EVA® center for a particular executive depends upon the executive’s primary operating unit responsibilities. The 2010 weightings for the named executive officers were as follows:

•	Corporate Officers: awards based 100% on Corporate EVA® performance

•	Business Segment Presidents: awards are normally based 50% on Business Segment EVA® performance and 50% on Corporate EVA® performance, but in 2010, the Foodservice President’s award was based 75% on Foodservice Segment EVA® performance and 25% on Corporate EVA® performance.

Participants under the STIP are divided into thirteen classifications, which in 2010 had target incentive award levels ranging from 5% to 100% of base salary. The classification assignment corresponds with market pay practice and what the Company believes is the relative effect of a participant’s job on the Company’s performance.

Awards under the STIP are based on results relative to target EVA® for the participant’s participating group (or combination of participating groups in the case of Business Segment Presidents). The target EVA® for 2010 varied among the various participating groups; in total in 2010 there were ten participating groups. The named executive officers were in the Corporate Group, Crane Group, Foodservice Group or a combination of two of those groups. For 2010 the target EVA® for all participating groups was determined by the actual EVA® achieved for the respective participating groups in 2009 plus the expected improvement in EVA® for 2010. For all participating groups in 2010, the Plan also set forth a maximum EVA® that could be earned which is determined by the actual EVA® achieved in the preceding year, plus the expected improvement in EVA® for the performance year and an amount equal to 150% of the leverage factor for the performance year.

Probabilities of achievement are considered in calibrating the expected improvement and leverage factors. The leverage factor is the amount of EVA® above the target EVA® that must be achieved before an incentive award of two times the target incentive award percentage is earned, or stated in the converse, it is the minimum amount of EVA® below the target EVA® that would result in a zero incentive award being earned. The expected improvement and leverage factors are evaluated and recalibrated no less than every three years, and were recalibrated in 2008 for 2009, 2010 and 2011 performance. The Company retains the services of Stern Stewart & Co. to assist with the recalibration of the leverage and expected improvement factors.

The 2010 target annual incentive award percentages assigned to the Company’s named executive officers ranged from 65% to 100% of base salary, based on the position’s responsibilities and business impact. Awards earned under the STIP can range from 0% to 250% of an individual’s target award opportunity based on actual EVA® results versus the target EVA® for the year. Earned awards, if any, are fully paid out after the end of the year.

2010 Awards.  The Company’s actual 2010 EVA® performance for the Foodservice Group was above the target EVA® level for that group and the actual 2010 EVA® performance for the Corporate Group and the Crane Group was below target but above the minimum EVA® performance required for an incentive payment to be earned for those groups, resulting in STIP payouts for 2010 performance for the named executive officers. Presented below is the 2010 actual EVA® performance for the EVA® centers applicable to named executive officers and the awards earned:

			Award Earned (as
	2010 Target	2010 Actual	a % of Target
EVA® Center	EVA®	EVA®	Opportunity)
Corporate Group	$(139,179,000)	$(160,311,000)	69.8%

Crane Group	$(5,743,000)	$(52,767,000)	36.8%

Foodservice Group	$(117,689,000)	$(91,585,000)	175.7%

The actual incentive award payouts for the named executive officers are presented in the Summary Compensation Table, in the column, “Non-Equity Incentive Plan Compensation.” The potential dollar range of the 2010 annual incentive awards, by named executive officer, is presented in the Grants of Plan-Based Awards table.

Use of Discretion.  The Compensation Committee did not use discretion to pay awards under the STIP that would not have otherwise been earned. The STIP allows the Compensation Committee to apply discretion in considering potential adjustments (e.g., certain accounting charges such as bad debt and inventory reserve expenses and research and development costs) presented by management in order to assess performance of continuing operations. In practice, the Compensation Committee has made a limited number of adjustments, which, for awards to be earned by executives during a particular year, must be determined no later than the Compensation Committee’s February meeting. The Compensation Committee reviews the actual results for a year and considers and approves potential adjustments in accordance with the STIP. With respect to the officers of the Company, these adjustments for a plan year must be made no later than the February Compensation Committee meeting of that year.

Long-Term Incentives.  Long-term incentive awards are granted under the Company’s 2003 Incentive Stock and Awards Plan, which was last approved by shareholders at the 2010 Annual Meeting. The 2003 Incentive Stock and Awards Plan allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance share awards, and performance units. The Compensation Committee has full authority to make awards to executive officers of the Company under the 2003 Incentive Stock and Awards Plan. It determines the type, the number of shares, and the other terms of the awards.

Long-term incentive awards are intended to align the interests of executives with those of shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price. In addition, long-term incentive awards facilitate the attraction, retention and motivation of executives and key employees.

In 2010, in order to achieve the executive compensation program’s objectives, the Company granted each officer (including named executive officers) 75% of the officer’s total long-term award value in stock options and the remaining 25% in restricted stock. Other eligible employees received grants of stock options and/or restricted stock.

Stock Options.  Stock options align executives’ interests with those of shareholders, since options only have realizable value if the price of the Company’s stock increases relative to the grant/exercise price.

Stock options granted to the named executive officers and other eligible employees during fiscal 2010 have the following terms:

•	Exercise price is the closing trading price on the grant date.

•	Vest annually in 25% increments beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary.

•	Expire 10 years from the grant date.

Restricted Stock.  Restricted stock is granted to executives to facilitate retention and, for newly hired executives, recruitment. The restrictions on the restricted stock awards granted to executives in 2010 lapse on the third anniversary of the grant date. During the restricted period, the executive is entitled to any dividends paid on the restricted stock. The restrictions generally provide that, unless the Compensation Committee in its discretion determines otherwise, during the term of the restrictions the shares may not be sold or otherwise transferred, and the shares will be immediately forfeited in the event of the executive’s termination of employment for any reason other than death, disability or retirement.

The Compensation Committee sets award guidelines for each officer and job classification level based upon market median levels and the Company’s recent average stock price. In 2010, equity grant guidelines were set based on the Company’s 90-day average stock price ending January 31, 2010. The actual grant price and accounting expense was determined at the date of grant (February 11, 2010). Grant guidelines for stock options and restricted stock awards are determined based on a methodology used in the survey data provided by the consultant, which is consistently applied for market comparison purposes. This methodology is similar to, but not the same as, the accounting methodology used for determining the FASB ASC Topic 718 fair value that is disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table.

The grant date accounting FASB ASC Topic 718 fair value of the 2010 stock option grants and restricted stock awards is presented in the Grants of Plan-Based Awards table. The ultimate value, if any, which will be realized, is not determinable at the date of grant.

Performance Shares.  During 2010, the Compensation Committee completed its review of the long-term incentive plan design for awards to be granted in 2011 and decided to include performance shares instead of restricted stock in the compensation mix in order to further strengthen the Company’s pay-for-performance philosophy. The weighting of 2011 awards to executive officers of the Company provides for a grant mix of fifty percent (50%) stock options and fifty percent (50%) performance shares. The performance goals for performance shares will be based fifty percent (50%) on EVA® performance and fifty percent (50%) on debt reduction.

Eric Etchart Employment Arrangement.  In addition to the pay elements described above for the named executive officers, Mr. Etchart is and remains an employee of Manitowoc France SAS (formerly Potain SAS) and has an employment agreement with that company. As an officer of the Company, Mr. Etchart is on assignment from Manitowoc France SAS, the terms of which are set forth in an assignment letter dated May 1, 2007. Under the terms of Mr. Etchart’s assignment, he is entitled to a base salary and will participate in the Company’s Short-Term Incentive Plan and the 2003 Incentive Stock and Awards Plan, which are described above.

Furthermore, during his assignment as an officer of the Company, when feasible, he will continue to receive pension, healthcare, retirement and short- and long-term disability benefits under benefit plans sponsored in his home country of France. Under the terms of Mr. Etchart’s employment agreement with Manitowoc France SAS, Mr. Etchart is entitled to the benefits of a category III C classification under the collective bargaining agreement Convention Collective Nationale de Ingénieurss et Cadres de Métallurgie, which benefits include certain severance benefits as described in the Executive Compensation — Eric P. Etchart Severance Benefits section of this Proxy Statement. Additionally, his employment agreement with Manitowoc France SAS provides in general that (a) all inventions he develops during his employment will belong to the Company, (b) all tools and equipment provided him for use in his employment belong to the Company and may only be used in connection with his employment, (c) he will work exclusively for the Company and will keep Company information confidential and maintain himself free of any conflict of interest, (d) he will agree not to compete with the Company for a period of up to two years following the termination of his employment in consideration for the payment by the Company to him of an amount equal to one-half his base salary for each month during the non-compete period, and (e) either he or the Company may terminate the employment agreement upon three months notice (but this notice was modified to six months in connection with his current assignment as an executive officer of the Company). As an executive officer of the Company, Mr. Etchart will also be provided with other benefits customarily provided to executive officers of the Company, including reimbursement of relocation expenses pursuant to Company policy and the compensation and employment arrangements described in this Compensation Discussion and Analysis section and in the Executive Compensation section of this Proxy Statement.

Summary Compensation Table — CEO’s Total Pay.  As reported in the Summary Compensation Table, the CEO’s 2010 total compensation is higher than 2009 primarily as the result of higher incentive awards in 2010 (no Short-Term Incentive Plan awards were earned in 2009). A summary of 2009 and 2010 incentive compensation for the CEO and related matters is presented below.

2009 incentive compensation was near historic lows commensurate with our EVA® results and stock price in February 2009 when equity grants were made (reflecting the global financial crisis, which severely impacted our industry and business results):

•	No STIP awards were earned

•	The 2009 equity grant date values were at historical lows due to a multi-year low in the Company’s stock price and a grant date price that was substantially lower than the 90-day average price ending January 2009 used to develop the grant guidelines

•	The Company’s 2009 total shareholder return was 16.8%

2010 incentive compensation was at more normal levels commensurate with our improved EVA® results and our upward trending stock price in February 2010 when equity grants were made:

•	STIP awards were earned between threshold and target levels

•	The 2010 equity grant date values, increased from 2009, were consistent with our improved performance and the recovering economy

•	In addition, the CEO’s target long-term incentive award opportunity was increased to be within the market median range commensurate with his performance and experience as the CEO, since being promoted to the position in 2007

•	The Company’s 2010 total shareholder return was 32.5%

Stock Ownership Guidelines

Effective beginning in fiscal 2005, the Compensation Committee approved stock ownership guidelines for executive officers. The guidelines provide that by the end of 2010 or within 5 years after the date that the executive officer commenced employment as an officer (or as CEO), whichever is later, each executive officer should hold an amount of stock with a value at least equal to the following:

•	CEO: 5x base salary

•	Other executive officers: 3x base salary

Stock ownership includes shares owned outright, restricted stock, and stock equivalents held in deferred compensation/retirement arrangements. Additionally, one-half of the guideline amounts can be met by vested, in-the-money stock options held by the executive. As of December 31, 2010, each of the named executive officers was in compliance or projected to be in compliance with his/her respective ownership guideline.

If an executive does not meet his/her ownership requirement which is measured as of the end of any given year (commencing on December 31 2010 or the fifth anniversary of the date the executive officer was named an officer or became CEO), the executive may be required to acquire during the subsequent year, shares of the Company’s stock having a dollar value equal to, at the time of acquisition, 50% of any earned STIP awards payable during such subsequent year, determined after tax, until compliance is achieved.

Other Pay Elements

The Company’s executive officers are eligible to participate in the following other pay elements:

•	Retirement benefits

•	Deferred compensation

•	Perquisites/Other benefits

•	Change in control severance arrangements

Retirement Benefits.  In order to facilitate the long service of highly-qualified executives, the Company provides retirement benefits. Executives may be selected by the Compensation Committee to be eligible to participate in the nonqualified Supplemental Executive Retirement Plan (“SERP”). An executive is not eligible to participate in the SERP until the executive has at least five years of credited service with the Company and/or its subsidiaries; additional criteria for participation may be considered by the Compensation Committee. As of January 1, 2010, of the named executive officers, only Messrs. Tellock, Laurino and Musial were participants in the SERP. Benefits provided under the SERP are intended to provide a life annuity equal to 55% of a participant’s five-year final average pay (salary plus STIP-related awards). When a participant becomes eligible for a distribution from the SERP, the participant may elect to receive the distribution in a single lump-sum or over a period not to exceed ten years. For any executive who became a participant after December 31, 2008, and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25.

In addition, active, regular, full-time, non-union, U.S.-based employees (including the named executive officers) are eligible to participate in The Manitowoc Company, Inc. 401(k) Retirement Plan, which allows employees to build retirement savings on a tax-deferred basis. The plan has a tax-qualified defined contribution savings component, the 401(k) Savings feature, in which participating employees receive a Company match; however, the Company match was suspended as of August 31, 2009 until October 3, 2010, such that there was no Company match for the period from September 1, 2009 through October 2, 2010. Effective October 3, 2010, the Company match was reinstated, albeit at a lesser amount than what had been in effect prior to September 1, 2009. In addition, the plan has a Retirement Plan feature, in which the Company provides an annual contribution of at least 3% of eligible compensation to another defined contribution account. There are no employee contributions to the Retirement Plan feature. Contributions under the Retirement Plan feature are based on an EVA® formula, subject to a cap, and are reviewed and approved by the retirement committee. The annual Company contribution in the Retirement Plan feature was suspended as of July 31, 2009, and has not yet been reinstated, such that compensation earned subsequent to July 31, 2009 was not considered in calculating the Company contribution for 2009 or 2010.

The actuarial change from 2010 in the named executive officers’ SERP benefits and the value of Company annual contributions to The Manitowoc Company, Inc. 401(k) Retirement Plan are presented in the Summary Compensation Table. Detailed information about the SERP is presented in the Pension Benefits Table.

Deferred Compensation.  In order to further help in attracting and retaining highly-qualified employees, to facilitate stock ownership and to encourage saving for retirement, executive officers and other key employees are eligible to participate in the Deferred Compensation Plan. Eligible participants may elect to defer up to 40% of base salary and up to 100% of awards to be paid under the STIP.

Credits to deferred compensation accounts for key employees will also include a contribution by the Company. This contribution equals the amount of compensation deferred by the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable retirement plan contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent.

Deferred amounts can be invested into a variety of accounts, which mirror the performance of several different mutual funds offered in the 401(k) Retirement Plan, as well as the Company Stock Fund (which includes only Common Stock of the Company). Transfers between the Company Stock Fund and the other funds are not permitted. Key employee participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

The value of the Company’s annual contributions in 2010 to the Deferred Compensation Plan is presented in the Summary Compensation Table. Detailed information about this Plan is presented in the Non-Qualified Deferred Compensation Table.

Perquisites/Other Benefits.  In order to provide a market competitive total compensation package, the Company provides a limited amount of perquisites to executives. In 2010, the Company provided the following perquisites and supplemental benefits:

•	Supplemental long-term disability insurance: The Company paid for the amount of the annual premium for long-term disability coverage for each executive above the basic coverage amount.

•	Tax preparation: The Company paid for the fees incurred by the executive in preparing his or her tax return and in planning for the subsequent year.

•	Car allowance: The Company paid each executive a car allowance in the amounts noted under the All Other Compensation Table.

•	Spousal/guest travel: The Company paid for the expense of the executive’s spouse or guest in accompanying the executive at the February Board meeting and at certain other limited, business-related events.

Effective in 2010, we eliminated two perquisites (home internet usage and personal country club memberships).

The value of perquisites and supplemental benefits, in total and itemized, provided in 2010 are presented in the Summary Compensation Table and All Other Compensation Table.

Change in Control Severance Arrangements.  In order to facilitate attraction and retention of highly-qualified executives, the Company has arrangements (Contingent Employment Agreements) with certain key executives (including the named executive officers), which provide for the executives’ continued employment (for a three-year period for the CEO and for a two-year period for the other executives) upon a change in control. In addition, the arrangements provide for certain severance benefits in the event the executive is terminated without “cause” (as defined in the agreements) prior to the end of the employment period. Effective in 2010, in order to better align with current market practices and achieve the Company’s objectives for the arrangements, new agreements were executed and the potential severance amounts were decreased. Specifically, the severance benefits payable following a termination related to a change in control were reduced to eliminate additional retirement benefit contributions and perk continuation. For named executive officers other than the CEO, the severance amount was reduced to two years from three years and excise tax gross-ups were eliminated. For the named executive staff officers (Tellock, Musial and Laurino), which are positions typically more at-risk of being eliminated following a change in control, certain limited benefits (with cash severance and health benefit continuation reduced to one year) are payable if the executive elects to terminate employment within 90 days of the change in control. Further detail regarding these agreements is presented in the Post-Employment Compensation section.

The Company also has a severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not have a formal severance plan for other forms of employment termination, except for the severance benefits to which Mr. Etchart is entitled as employee of a French company pursuant to the French collective bargaining agreement, as described in the Executive Compensation section of this Proxy Statement.

Other Executive Compensation Policies

Stock Awards Granting Policy.  In 2010, based on the approval of the Compensation Committee, the Company granted stock awards (stock options and restricted stock) to its executive officers and other eligible key employees. Stock awards were granted to key employees in February. Stock awards are also used to attract executives and key employees, and as such, stock awards are at times made to executives and key employees at the time they become employees or officers of the Company. In such cases, the grant date would be the date employment commences or the date the Compensation Committee approves the awards. In all cases, the exercise price of stock options is the closing trading price on the grant date.

Securities Trading Policy.  The Company maintains an Insider Trading Policy that imposes specific standards on directors, officers and key employees of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. In addition to the specific restrictions set forth in the policy, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the Corporate Secretary’s office. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents administer.

Pay Clawbacks.  We intend to recoup executive officer compensation, or a portion thereof, to the extent required under the Dodd-Frank Act.

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s federal income tax deduction to $1,000,000 per year for compensation to its CEO and certain other highly compensated executive officers. Qualified performance-based compensation for the CEO and certain “covered officers” is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. Certain awards under the 2003 Incentive Stock and Awards Plan, the 1995 Stock Plan, and the Short-Term Incentive Plan (as amended effective January 1, 2008) are intended to qualify for the performance-based compensation exception under Section 162(m). It is the Compensation Committee’s intent to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the best interests of the Company and its shareholders. All of the named executive officers met the requirements of a “covered officer” under Section 162(m) in 2010.

COMPENSATION COMMITTEE REPORT

Approval of Compensation Discussion and Analysis.  Management of the Company has prepared the foregoing Compensation Discussion and Analysis of the compensation program for named executive officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2010 (included in this Proxy Statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Compensation Consultants.  In carrying out its responsibility to administer the Company’s executive compensation program during 2010, the Compensation Committee retained the services of Towers Watson and Pay Governance LLC. Towers Watson and Pay Governance LLC did not provide any compensation-related services or advice to management without the express approval of the Compensation Committee. A separate firm is retained by management to provide compensation consulting services. During 2010 the fees paid by the Company to Towers Watson and Pay Governance for services not requested by the Compensation Committee were less than $120,000.

Compensation Practices that May Incentivize Risks.  During 2010, the Company retained Pay Governance LLC to complete a comprehensive risk assessment of the Company’s executive compensation program. The risk assessment was conducted as part of the Company’s ongoing objective to ensure its compensation programs drive shareholder value, which requires attracting, retaining and motivating key talent in a cost effective and risk prudent manner. The analysis by Pay Governance included evaluating the following:

•	Oversight and governance of the executive compensation program

•	Consideration of risk in the executive compensation philosophy and program structure

•	Design of the executive compensation program relative to the Company’s objectives and market practices

•	The role and composition of performance metrics

In completing the risk assessment, Pay Governance worked with various business leaders (including the Chief Financial Officer, the General Counsel and the Senior Vice President of Human Resources) to understand the

Company’s governance processes, pay programs, materiality threshold and other relevant factors. The findings of the risk assessment included the following:

•	The Board and the Compensation Committee oversee and govern all elements of executive compensation

•	Risk has been incorporated into the executive compensation philosophy and structure

•	Incentive compensation plans have been designed consistent with the Company’s objectives and market practices

•	Performance metrics reflect risk and use of capital, quality and sustainability of results and employee line of sight over multiple time horizons

•	Compensation plan governance processes clearly define oversight roles to assure that compensation plans are aligned with business goals and risk tolerances

The risk assessment found that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Based on the Compensation Committee’s review of the assessment and its own understanding of the Company’s compensation policies and practices, the Compensation Committee concurs with the finding.

In further considering how compensation practices may incentivize risks, it is important to understand that the Company operates in two principal segments: Cranes and Related Products (the “Crane segment”) and Foodservice Equipment (the “Foodservice segment”). The basic compensation elements are the same across these segments and the entire organization. Those elements are base salary, short-term incentives and long-term incentives, all as described in the Compensation and Discussion Analysis. However, typically the market demand for Crane segment products is much more cyclical than the market demand for Foodservice segment products. Therefore, notwithstanding the fact that the compensation policies and practices of the Company are the same for both segments, short-term incentive compensation based on results in the Crane segment tends to have greater variances over a given period of time than the incentive compensation based on results in the Foodservice segment over the same period of time. The short-term incentive compensation for employees who work in the Company’s corporate offices is based on the overall results of the Company and not just the results of a particular segment.

As explained in the Compensation and Discussion Analysis, the Company’s Short-Term Incentive Plan rewards eligible participants for maximizing shareholder value, which is measured by EVA®, a technique which measures the economic profit generated by a business (see Compensation Elements section in the Compensation and Discussion and Analysis section above). As such, all participants can affect the short-term incentive compensation in a like manner — by helping the Company and/or the segment in which the participant is employed, to generate more economic profit for the period on which the short-term incentive compensation is based.

As also explained in the Compensation and Discussion Analysis, long term incentive awards are granted to employees under the Company’s 2003 Incentive Stock and Awards Plan. The 2003 Incentive Stock and Awards Plan allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance share awards, and performance units. During 2010 only stock options and restricted stock were awarded to employees. Inherent in stock-based awards is the risk associated with changes in the value of the Company’s stock. Long-term incentive awards, by their nature, are granted to align the interests of the award recipients with those of shareholders by allowing the award recipients to share in the growth and financial success of the Company as reflected in the Company’s stock price over several years. Thus, all award recipients can affect the value of the stock awards by helping the Company to increase the value of Company stock.

Compensation Committee
James L. Packard, Chairman
Virgis W. Colbert
Cynthia M. Egnotovich
Kenneth W. Krueger

9.	EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the “total compensation” earned by the named executive officers during the fiscal year ending December 31, 2010. Actual payouts are presented in the Salary (before deferrals) and Non-Equity Incentive Plan Compensation columns. The grant date fair value of equity-based grants is shown in the Stock Awards and Options Awards columns. The actuarial change in the pension value from last year is presented in the Change in Pension Value column; the Company does not provide above market earnings on nonqualified deferred compensation. For additional context regarding the CEO’s 2009 and 2010 compensation, see the Compensation Discussion and Analysis, including the section “Summary Compensation Table — CEO’s Total Pay”.

								Change in
								Pension
								Value &
								Nonqualified
					Stock	Option	Non-Equity	Deferred	All
Name & Principal					Awards	Awards	Incentive Plan	Compensation	Other
Position	Year	Salary		Bonus	(1)(3)	(1)(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
Glen E. Tellock	2010	$840,000		$0	$831,955	$2,117,520	$586,320	$501,737	$27,853	$4,905,385
President and Chief	2009	$716,692	(2)	$0	$224,469	$699,867	$0	$342,154	$49,992	$2,033,174
Chief Executive Office	2008	$700,000		$0	$371,735	$978,896	$1,400,000	$934,329	$69,652	$4,454,612

Carl J. Laurino	2010	$340,000		$0	$130,525	$415,200	$154,258	$137,610	$14,705	$1,192,298
Senior Vice President &	2009	$312,273	(2)	$0	$45,864	$142,317	$0	$98,881	$33,950	$633,285
Chief Financial Officer	2008	$305,000		$0	$109,564	$284,096	$457,500	$200,010	$50,838	$1,407,008

Eric P. Etchart	2010	$390,000		$0	$254,240	$524,190	$145,509	$0	$231,044	$1,544,983
President — Manitowoc	2009	$383,942	(2)	$0	$56,007	$175,014	$0	$0	$63,758	$678,721
Crane Group	2008	$375,000		$0	$125,216	$333,504	$562,500	$0	$77,114	$1,473,334

Michael Kachmer	2010	$390,000		$0	$254,240	$524,190	$407,384	$0	$13,734	$1,589,548
President — Manitowoc	2009	$348,108	(2)	$0	$56,007	$175,014	$0	$0	$33,890	$613,019
Foodservice Group	2008	$340,000		$0	$78,260	$161,271	$443,981	$0	$47,782	$1,071,294

Thomas G. Musial	2010	$385,000		$0	$141,875	$453,087	$174,675	$365,117	$22,919	$1,542,673
Senior Vice President,	2009	$358,346	(2)	$0	$44,982	$140,049	$0	$334,970	$50,391	$928,738
Human Resources &	2008	$350,000		$0	$105,651	$276,376	$525,000	$528,740	$54,941	$1,840,708
Administration

(1)	Pursuant to new rules adopted by the SEC in late 2009, the amounts listed in the “Stock Awards” and “Option Awards” columns now represent the aggregate grant date fair value of such awards in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123R, Share Based Payment). This presentation of stock and option award amounts is a change from how stock and option award amounts were presented in the Company’s Proxy Statements prior to 2009, and therefore, the stock and option awards amounts for 2008 shown in the Company’s Proxy Statements prior to 2009 differ from the amounts for 2008 shown in this Proxy Statement. The “Total” column has also been recalculated accordingly.

(2)	There was no increase in the annual base salary rate in 2009 over the 2008 annual base salary for any of the named executive officers. However, because of the calendarization of pay, there was one more pay period in 2009 than in 2008 resulting in an increase in actual base compensation paid in 2009. Additionally, the 2009 salary amounts reflect a pay reduction for all named executive officers equal to 3% of their base salary for the pay periods commencing July 26, 2009 through December 26, 2009; the salary previous to the 3% reduction was reinstated beginning on December 27, 2009.

(3)	Reflects the grant date fair value of the awards granted in each year shown as computed under FASB ASC Topic 718. The restrictions on restricted stock awards lapse on the third anniversary of the grant date.

(4)	Reflects the grant date fair value of the awards granted in each year shown as computed under FASB ASC Topic 718. The options expire ten years from the grant date and vest in 25% increments annually beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary.

(5)	Consists of cash awards made under the Company’s Short-Term Incentive Plan. The amount reflects the amount earned for performance during the year indicated but not paid until the next year.

(6)	Consists of the change in the actuarial present value of the individual’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan (for 2010 this reflects the change from December 31, 2009 to December 31, 2010). The Company does not provide above-market earnings on non-qualified deferred compensation.

(7)	Consists of compensation included in the All Other Compensation Table which follows this table.

ALL OTHER COMPENSATION TABLE

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

		Company	Company
		Contributions	Contributions		Tax
		to Defined	to Deferred		Preparation
		Contribution	Compensation	Insurance	Fee	Car
Name	Year	Plans(1)	Account(2)	Premiums	Reimbursement	Allowance	Other(3)	Total
Glen E. Tellock	2010	$1,644	$0	$4,675	$3,254	$15,600	$2,660	$27,833
	2009	$20,850	$0	$4,855	$3,197	$16,900	$4,190	$49,992
	2008	$34,418	$3,901	$4,496	$9,873	$15,600	$1,364	$69,652

Carl J. Laurino	2010	$1,644	$171	$987	$554	$10,800	$549	$14,705
	2009	$20,850	$375	$1,025	$0	$11,700	$0	$33,950
	2008	$34,418	$3,667	$999	$0	$10,800	$954	$50,838

Eric P. Etchart	2010	$0	$0	$0	$0	$10,800	$220,244	$231,044
	2009	$0	$0	$0	$13,210	$11,700	$38,848	$63,758
	2008	$0	$0	$0	$17,710	$10,800	$48,604	$77,114

Michael J. Kachmer	2010	$1,644	$0	$1,290	$0	$10,800	$0	$13,734
	2009	$20,850	$0	$1,340	$0	$11,700	$0	$33,890
	2008	$34,418	$0	$2,564	$0	$10,800	$0	$47,782

Thomas G. Musial	2010	$1,644	$0	$7079	$3,396	$10,800	$0	$22,919
	2009	$20,850	$0	$7,351	$10,490	$11,700	$0	$50,391
	2008	$34,418	$0	$6,807	$2,916	$10,800	$0	$54,941

(1)	Consists of contributions made by the Company during the year indicated under The Manitowoc Company, Inc. 401(k) Retirement Plan. As explained in the Compensation Discussion and Analysis, this Plan includes both a tax-qualified defined contribution savings component in which the participant receives a Company match, and a retirement plan feature in which the Company provides an annual contribution of at least 3% of eligible compensation to another defined contribution account. The Company match component was suspended as of August 31, 2009 until October 3, 2010, such that there was no Company match for the period from September 1 through October 2, 2010. Additionally, the annual Company contribution in the retirement plan feature was suspended as of July 31, 2009, and has not yet been reinstated such that compensation earned from commencing August 1, 2009, through the end of 2010 was not considered in calculating the Company contribution for the retirement plan feature for 2009 or 2010.

(2)	Consists of contributions made by the Company in the year subsequent to the year indicated, based on performance in the year indicated, to the Company’s Deferred Compensation Plan and credited to the executive’s account. The amount is equal to the amount of deferred compensation of the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable retirement account contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent.

(3)	For 2010, includes (a) $219,484 of ex-pat related fees (including tax gross-up) for Mr. Etchart and his family, and (b) personal use of the Company aircraft — Glen E. Tellock — $2,660; Carl J. Laurino — $549; and Eric P. Etchart — $760.

For 2009, includes (a) a portion of club membership fees which were not Company — related for Mr. Tellock, and (b) $38,848 of ex-pat related fees for Mr. Etchart and his family. For 2009, this amount does not include an estimate of $100 each for meals, airfare and related expenses for any spouse or guest of an executive who attended the February Board meeting. Spouses or guests were invited to attend the February Board meeting with the executive at the Company’s expense.

For 2008, includes (a) the cost of physical for Mr. Tellock, and (b) the cost of airfare for the spouse of Mr. Laurino; and (c) $48,604 of ex-pat related fees for Mr. Etchart and his family. For 2008 it does not include: (a) the estimate of $250 each for meals and other related expenses for any spouse or guest who accompanied each executive at the February Board meeting (spouses of executives were invited to attend the February Board meeting with the executive, at the Company’s expense); and (b) airfare for spouses attending the October Board meeting — Glen E. Tellock — $17,707, Carl J. Laurino — $0, Eric P. Etchart — $10,000, Michael J. Kachmer — $0, and Thomas J. Musial — $0; and estimated expenses for meals and entertainment of spouses attending the October Board meeting: Glen E. Tellock — $3,500, Carl J. Laurino — $3,500, Eric P. Etchart — $3,500, Michael J. Kachmer — $0 and Thomas G. Musial — $0.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the 2010 awards under the Company’s Short-Term Incentive Plan (STIP) and the 2003 Incentive Stock and Awards Plan (stock options and restricted stock). STIP awards earned in 2010 will be paid in 2011. Other than the stock option awards and the restricted stock awards, which are disclosed below, there were no equity-based incentive awards granted to the named executive officers.

						All Other	All Other
						Stock	Option	Exercise
			Estimated Future Payouts Under			Awards:	Awards:	or Base	Grant Date
			Non-Equity Incentive Plan Awards			Number of	Number of	Price of	Fair Value of
						Shares of	Securities	Option	Stock and
		Grant	Threshold	Target	Maximum	Stock or	Underlying	Awards	Option
Name	Award Type	Date	($)	($)	($)	Units (#)	Options (#)	($ / Sh)	Awards (1)(2)
Glen E. Tellock	STIP	2-11-10	-0-	$840,000	$2,100,000
	Stock Option	2-11-10					408,000	$11.35	$2,117,520
	Restricted Stock	2-11-10				73,300			$831,955

Carl J. Laurino	STIP	2-11-10	-0-	$221,000	$552,500
	Stock Option	2-11-10					80,000	$11.35	$415,200
	Restricted Stock	2-11-10				11,500			$130,525

Eric P. Etchart	STIP	2-11-10	-0-	$273,000	$682,500
	Stock Option	2-11-10					101,000	$11.35	$524,190
	Restricted Stock	2-11-10				22,400			$254,240

Michael J. Kachmer	STIP	2-11-10	-0-	$273,000	$682,500
	Stock Option	2-11-10					101,000	$11.35	$524,190
	Restricted Stock	2-11-10				22,400			$254,240

Thomas G. Musial	STIP	2-11-10	-0-	$250,250	$625,625
	Stock Option	2-11-10					87,300	$11.35	$453,087
	Restricted Stock	2-11-10				12,500			$141,875

(1)	Reflects the grant date fair value of the awards granted in 2010 as computed under FASB ASC Topic 718. The options expire ten years from the grant date and vest in 25% increments annually beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary.

(2)	Reflects the grant date fair value of the awards granted in 2010 as computed under FASB ASC Topic 718. The restrictions on restricted stock awards lapse on the third anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the stock option awards previously granted to the named executive officers (in any year prior to 2011), which were outstanding at the end of 2010 either due to the award not yet being vested or due to the executive’s decision not to exercise vested awards. The table also sets forth the restricted stock awards previously granted to the named executive offers (in any year prior to 2011) for which the restrictions have not yet lapsed.

	Option Awards(1)				Stock Awards(2)
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)
Glen E. Tellock	180,000	0	$6.3075	October 15, 2012
	90,400	0	$10.14	May 3, 2015
	49,650	16,550	$26.10	May 3, 2016
	18,700	18,700	$29.515	February 27, 2017
	13,500	13,500	$36.04	May 1, 2017
	15,850	47,550	$39.13	February 15, 2018
	0	370,300	$4.41	February 24, 2019
	0	408,000	$11.35	February 11, 2020	133,700	$1,752,807

Carl J. Laurino	36,686	0	$6.3075	October 15, 2012
	62,800	0	$10.14	May 3, 2015
	35,400	11,800	$26.10	May 3, 2016
	13,800	13,800	$29.515	February 27, 2017
	4,600	13,800	$39.13	February 15, 2018
	0	75,300	$4.41	February 24, 2019
	0	80,000	$11.35	February 11, 2020	24,700	$323,817

Eric P. Etchart	9,600	9,600	$10.215	February 25, 2015	38,300	$502,113
	13,454	4,785	$18.7225	February 24, 2016
	7,000	7,000	$29.515	February 27, 2017
	10,000	10,000	$36.04	May 1, 2017
	5,400	16,200	$39.13	February 15, 2018
	0	92,600	$4.41	February 24, 2019
	0	101,000	$11.35	February 11, 2020

Michael J. Kachmer	25,000	25,000	$29.515	February 27, 2017	37,100	$486,381
	3,250	9,750	$39.13	February 15, 2018
	0	92,600	$4.41	February 24, 2019
	0	101,000	$11.35	February 11, 2020

Thomas G. Musial	90,600	0	$6.3075	October 15, 2012	25,400	$332,994
	64,000	0	$10.14	May 3, 2015
	34,650	11,550	$26.10	May 3, 2016
	11,500	11,500	$29.515	February 27, 2017
	4,475	13,425	$39.13	February 15, 2018
	0	74,100	$4.41	February 24, 2019
	0	87,300	$11.35	February 11, 2020

(1)	Consists of incentive and non-qualified options to purchase Common Stock of the Company under the Company’s 2003 Incentive Stock and Awards Plan and/or The Manitowoc Company, Inc. 1995 Stock Plan.

(2)	Consists of restricted stock awarded under the Company’s 2003 Incentive Stock and Awards Plan. Market value calculated based on the closing stock price on December 31, 2010 of $13.11.

OPTION EXERCISES AND STOCK VESTED

The following table presents, for each named executive officer, the stock options exercised and the number of restricted shares as to which restrictions lapsed during 2010. The value realized from the exercise of stock options reflects the total pre-tax value realized by the officers (stock price at exercise minus the option’s exercise price (stock price at grant)). Value from these option exercises was only realized to the extent the Company’s stock price increased relative to the exercise price (stock price at grant). These options were granted to the named executive officers prior to 2010, and options vest in 25% increments annually commencing on the second anniversary of the grant date. Consequently, the value realized by the executives upon exercise of the options was actually earned over several years.

	Option Awards(1)		Stock Awards(2)
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name	Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)
Glen E. Tellock	0	$0	8,800	$111,688

Carl J. Laurino	0	$0	3,800	$43,814

Eric P. Etchart	0	$0	2,000	$28,740

Michael J. Kachmer	0	$0	3,000	$34,590

Thomas G. Musial	17,104	$90,390	3,200	$36,896

(1)	The dollar value realized by stock option exercises in 2010 represents the total pre-tax value realized by the named executive officers upon exercise.

(2)	Represents the number of shares of restricted stock as to which restrictions lapsed at market value, which was the closing stock price on the lapse date. In 2010, one traunch of restrictions lapsed on February 27, 2010, with a closing stock price of $11.53, and another traunch of restrictions lapsed on May 1, 2010, with a closing stock price of $14.37.

RETIREMENT AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

Pension Benefits
(Supplemental Executive Retirement Plan)

The following table sets forth information with respect to the Supplemental Executive Retirement Plan as of December 31, 2010.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service(1) (#)	Accumulated Benefit ($)	Last Fiscal Year ($)
Glen E. Tellock	SERP	10.58	$3,584,323	$0
Carl J. Laurino	SERP	4.00	$594,644	$0
Eric P. Etchart	SERP	0	$0	$0
Michael J. Kachmer	SERP	0	$0	$0
Thomas G. Musial	SERP	10.58	$4,421,977	$0

(1)	Reflects the number of years since the participant began participating in the plan. The plan was adopted by the Company in May of 2000. Currently an executive of the Company is not eligible to participate under the plan until the executive has at least five credited years of service with the Company and satisfies other criteria determined by the Compensation Committee. Mr. Tellock and Mr. Musial became plan participants at the time of the plan’s adoption in 2000. Mr. Laurino began participating under the plan as of January 1, 2007. Mr. Etchart and Mr. Kachmer were not plan participants during 2010. As of December 31, 2010, the named executive officers had the following actual years of service with the Company: Glen E. Tellock — 19.98 years, Carl J. Laurino — 10.99 years, Eric P. Etchart — 27.67 years, Michael J. Kachmer 3.83, and Thomas G. Musial — 33.42 years.

Under the Company’s Supplemental Executive Retirement Plan, eligible executives are entitled to receive retirement benefits which are intended to fund a life annuity equal to 55% of a participant’s final average pay at the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). A participant’s final five-year average pay is computed by averaging the participant’s projected base salary (including elective deferrals) and non-equity incentive plan compensation (which prior to 2008 included two payout components) payable for each year for the five consecutive calendar year period when the participants receives or is projected to receive his or her highest average compensation prior to the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). Benefits are computed using a straight-life annuity and are not reduced for social security or other offsets. Under the Plan, an account balance is maintained for each participant, which account reflects (a) an annual contribution credit that is determined by calculating the present value of the lump-sum actuarial equivalent of fifty-five percent (55%) of the participant’s five-year final average pay payable as a life annuity, at the earlier of (i) normal retirement (age 65) or (ii) the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80); and (b) an annual increase in the account balance at the end of each year equal to nine percent (9%) of the account balance at the beginning of the year. When a participant becomes eligible for a distribution under the plan, the participant may elect to receive his/her account balance in a lump-sum or over a fixed number of years not to exceed ten (10) years. Currently, the Compensation Committee has determined that an executive will not be eligible to participate under the plan until the executive has five credited years of service with the Company and/or its subsidiaries and satisfies other criteria determined by the Compensation Committee. Additionally, as amended effective January 1, 2009, for any executive who becomes a participant after December 31, 2008 and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25.

Non-Qualified Deferred Compensation

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, a non-qualified plan, as of December 31, 2010:

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals /	Aggregate Balance
Name	in Last FY(1)	in Last FY(2)	in Last FY	Distributions	at Last FYE(3)
Glen E. Tellock	$0	$0	$60,342	$0	$375,549
Carl J. Laurino	$17,129	$171	$32,876	$0	$251,514
Eric P. Etchart	$0	$0	$0	$0	$0
Michael J. Kachmer	$0	$0	$0	$0	$0
Thomas G. Musial	$0	$0	$128,371	$0	$1,254,034

(1)	Reflects elective deferrals of compensation earned or payable in 2010. These amounts were also included in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.

(2)	Consists of contributions made by the Company in early 2011, based on 2010 performance, to the Company’s Deferred Compensation Plan and credited to the executive’s account. The amount is equal to the amount of deferred compensation of the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by the rate of variable profit sharing contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent. The contributions made in 2010 based on 2009 performance were $0 for Glen E. Tellock, $375 for Carl J. Laurino, $0 for Eric P. Etchart, $0 for Michael J. Kachmer, and $0 for Thomas G. Musial. These amounts were also included in the All Other Compensation column in the Summary Compensation Table.

Post-Employment Compensation

In 2010 the Company entered into new Contingent Employment Agreements (the “Contingent Employment Agreements”) with the named executive officers (and certain other key executives and employees of the Company and certain subsidiaries) that replaced previously existing contingent employment agreements. The new Contingent Employment Agreements reduce the compensation and benefits that were available under the previously existing contingent employment agreements and also modify the definition of “change in control” making it more difficult for the Contingent Employment Agreements to be activated in the event of a merger or consolidation transaction involving the Company.

The Contingent Employment Agreements provide generally that in the event of a “change in control” (as defined in the Agreements) of the Company, each executive will continue to be employed by the Company for a period of time (three years in the case of the chief executive officer and two years in the case of the other named executive officers). Under the Contingent Employment Agreements, each executive will remain employed at the same position held as of the change in control date, and will receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation, and other benefits extended by the Company to its executive officers and key employees, provided that the plans and bonus opportunity are no less favorable than those that were available prior to a change in control. After a change in control, the executive’s compensation would be subject to upward adjustment at least annually based upon his contributions and the level of increases provided to other officers and employees. Each Contingent Employment Agreement terminates prior to the end of the applicable employment period, if the executive first attains the age of 65, voluntarily retires from the Company, or is terminated by the Company “for cause,” as defined in the Contingent Employment Agreement.

In the event the executive is terminated by the Company without cause, the executive is entitled to receive a monthly amount equal to the base salary and benefits the executive would have otherwise been paid but for the termination, and the annual incentive compensation the executive would have otherwise been paid but for the termination, through the earlier of the end of the applicable employment period or until the employee reaches age 65. Upon a change in control, stock options fully vest, restrictions on restricted stock or similar securities lapse and each holder of performance shares has the right to receive, in exchange for the performance share, cash equal to a pro-rated amount of performance shares based on the amount of time that has lapsed during the performance period up to the change in control. In the event the executive is terminated by the Company for cause, the executive is only entitled to the salary and benefits accrued and vested as of the effective date of the termination. A Contingent Employment Agreement is terminable by either party at any time prior to a change in control.

For each of the named executive officers other than Mr. Etchart and Mr. Kachmer, the executive has the right to terminate his or her employment at any time within ninety days following a change in control without good reason and receive the benefits that he would otherwise be entitled to receive if the Company had terminated the named executive officer without cause, except that the amount of based salary and incentive compensation that the named officer would otherwise be entitled to receive if he had been terminated by the Company without cause, is reduced by 50%. Neither Mr. Etchart nor Mr. Kachmer has the right to receive any severance compensation in the event he terminates his agreement without good reason during the ninety day period following a change in control. Furthermore, if a named executive officer is terminated by the Company without cause within six months prior to a change in control and it is reasonably demonstrated by the employee that the termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a change in control, or (ii) otherwise arose in connection with or in anticipation of a change in control, the employee will be entitled to the severance payment and benefits that he would have otherwise have received if he were terminated by the Company without cause following a change in control.

For the chief executive officer only, if any of the payments to the chief executive officer constitute an “excess parachute payment” under Section 4999 of the Internal Revenue Code, the Company will pay the executive an amount necessary to offset any excise taxes or additional taxes resulting from the payment of any excess parachute payment (the “tax gross up amount”); provided, however, that if the payments exceed three times the base compensation amount of Section 280G of the Internal Revenue Code (the “Safe Harbor Amount”), but do not exceed one hundred ten percent (110%) of the Safe Harbor Amount, the tax gross up amount will not be paid and the amount payable to the chief executive officer will be reduced to the Safe Harbor Amount. The other named executive officers would receive “best net” treatment (the greater of (a) benefits up to the Safe Harbor Amount or (b) the executive receiving the full amount and paying any excise taxes) and are not entitled to any tax gross up amount.

The Contingent Employment Agreements also provide that if the executive is terminated (i) by the Company without cause prior to the end of the employment period, (ii) by the Company within six months prior to a change in control in anticipation of a change in control as explained above, or (iii) by the executive without good reason within ninety days following a change in control, the executive will be prohibited from competing with the Company for (y) the lesser of two years or the unexpired term of the employment period or (z) two years in the case of a termination of the Company within six months prior to a change in control in anticipation of a change in control as described above.

Estimated Payments Upon A Change In Control

The following table presents the estimated payouts that would be made upon a change in control coupled with an executive’s termination of employment (other than for cause or retirement), assuming the change in control occurred as of December 31, 2010. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The actual amount of severance benefits, including excise tax gross-ups (if any) will depend upon the executive’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment.

		Annual				Excise
	Base	Incentive-Based		Restricted Stock		Tax Gross
Name	Salary(1)	Compensation(2)	Stock Options(3)	Awards(4)	Benefits(5)	Up(6)	Total
Glen E. Tellock	$2,520,000	$1,986,320	$3,939,690	$1,752,807	$45,000	$0	$10,243,817
Carl J. Laurino	$680,000	$407,839	$795,910	$323,817	$30,000	$0	$2,237,566
Eric P. Etchart	$780,000	$472,006	$983,380	$502,113	$30,000	$0	$2,767,499
Michael J. Kachmer(7)	$763,338	$575,851	$983,380	$486,381	$30,000	$0	$2,838,950
Thomas G. Musial	$770,000	$466,450	$798,318	$332,994	$21,500	$0	$2,389,262

(1)	Represents 3 times Mr. Tellock’s and 2 times each of the other executive’s base salary on December 31, 2010.

(2)	Represents 3 times Mr. Tellock’s and 2 times each of the other executive’s average earned incentive compensation under the Company’s Short-Term Incentive Plan during the most recently completed 3 fiscal years (2008 through 2010).

(3)	Intrinsic value of unvested stock options based on the closing trading price ($13.11) of the Company’s Common Stock at December 31, 2010.

(4)	Represents the value of unvested restricted stock, on which restrictions would lapse upon a change in control, based on the closing price ($13.11) of the Company’s common stock at December 31, 2010.

(5)	Represents 3 times in the case of Mr. Tellock and 2 times in the case of each of the other executives, the value of the annual benefits provided to the executive.

(6)	Represents the estimated amount payable for excise and related income taxes owed on potential severance-related payments following a change in control and termination of employment, as of December 31, 2010. The estimate was developed based on applicable provisions of the Internal Revenue Code.

(7)	Mr. Kachmer is subject to best net treatment which resulted in his cash severance amounts being reduced to the maximum allowed under 280G.

As stated in the Compensation Discussion and Analysis, the Company also has a formal severance pay plan which establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not have a formal severance plan or other forms of employment termination except in the event of a change in control as described above, and except for the severance benefits to which Mr. Etchart is entitled as employee of a French company pursuant to the French collective bargaining agreement, as described below.

Eric P. Etchart Severance Benefits

As mentioned previously, as an employee of Manitowoc France SAS, Mr. Etchart is also covered by a collective bargaining agreement, Convention Collective Nationale de Ingénieurss et Cadres de Métallurgie. The collective bargaining agreement provides for certain severance payments to which Mr. Etchart would be entitled, determined as follows: 120% of the sum of (a) 1/5 of one month’s salary and incentive compensation per year of service for the first seven years of service, plus (b) 3/5ths of one month’s salary and incentive compensation per year of service for each year of service above seven years. For purposes of the foregoing, one month’s salary and incentive compensation is deemed to be 1/12th of the total salary and incentive compensation for the twelve months preceding the severance date. Since Mr. Etchart’s employment began in 1983, he has 27 years of seniority for purposes of calculating his severance. Therefore, assuming a December 31, 2010 termination date, his severance would be $709,900 which is calculated based on the following formula: ((1/5 × 7) + (3/5 × 20))×1.2 = 16.08 multiplied by 1/12th of his total salary and incentive compensation for 2010, or 16.08 1/12 × $529,776 = $709,900. Additionally under the terms of the collective bargaining agreement, Mr. Etchart is entitled to six months notice of termination. Mr. Etchart would be entitled to his full compensation and benefits during the six month notice period.

10.	MISCELLANEOUS

Other Matters

Management knows of no business which will be presented for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement. If other matters do properly come before the Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Shareholder proposals for the Annual Meeting of Shareholders in 2012 must be received no later than November 25, 2011, at the Company’s principal executive offices, 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin 54221-0066, directed to the attention of the Secretary, in order to be considered for inclusion in next year’s Annual Meeting proxy material under the Securities and Exchange Commission’s proxy rules.

Under the Company’s Bylaws, written notice of shareholder proposals for the 2012 Annual Meeting of Shareholders of the Company which are not intended to be considered for inclusion in next year’s Annual Meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not less than 50 nor more than 75 days prior to March 24, 2012, directed to the attention of the Secretary, and such notice must contain the information specified in the Company’s Bylaws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2010 is available online at www.proxydocs.com/mtw and also through the Company’s website: www.manitowoc.com.  In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request. Such requests should be addressed to Maurice D. Jones, Senior Vice President, General Counsel and Secretary, The Manitowoc Company, Inc., P.O. Box 66, Manitowoc, Wisconsin 54221-0066.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact Maurice D. Jones, Senior Vice President, General Counsel and Secretary (in writing: The Manitowoc Company, Inc., 2400 South 44th Street, P. O. Box 66, Manitowoc, Wisconsin 54221-0066, by telephone: 920-652-1741) with the names in which all accounts are registered. If you participate in householding and wish to receive a separate copy of the 2010 Annual Report or this Proxy Statement, please contact Maurice D. Jones at the above address or phone number. We will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

MAURICE D. JONES
Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin
March 24, 2011

ANNUAL MEETING OF THE MANITOWOC COMPANY, INC.

Date:	Tuesday, May 3, 2011
Time:	9:00 A.M. (CDT)
Place:	Holiday Inn, 4601 Calumet Avenue, Manitowoc, Wisconsin
Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR proposals 1, 2, and 3 and 3 YEARS on proposal 4.
1: Election of Directors

Directors
Recommend
		For		Withhold		â

	01 Donald M. Condon, Jr.	☐		☐		For

	02 Keith D. Nosbusch	☐		☐		For

	03 Glen E. Tellock	☐		☐		For

		For		Against	Abstain

2:	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐		☐	☐	For

		For		Against	Abstain

3:	An advisory vote on the compensation of the Company’s named executive officers.	☐		☐	☐	For

		3 Years	2 years	1 year	Abstain	3
4:	An advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐	☐	Years

5:	To consider and act upon any other matters which may properly come before the meeting or any adjournment of the meeting.
  Comments: Please print your comments below.

To attend the meeting and vote your shares in person, please mark this box.	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of The Manitowoc Company, Inc.
to be held on Tuesday, May 3, 2011
for Holders as of February 25, 2011
This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

	INTERNET	TELEPHONE
Go To		866-390-5369

www.proxypush.com/mtw • Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.
The undersigned hereby appoints Glen E. Tellock and Maurice D. Jones, and each of them, as proxies for the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of The Manitowoc Company, Inc., which the undersigned is entitled to vote at the meeting and any adjournment of the meeting upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment of the meeting, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy previously given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3, FOR THREE YEARS ON PROPOSAL 4, AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 5.
All votes must be received by 5:00 P.M., Eastern Time, May 2, 2011.
All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, April 29, 2011.

PROXY TABULATOR FOR
THE MANITOWOC COMPANY, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Proxy — The Manitowoc Company, Inc.
Proxy/Voting Instructions Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on May 3, 2011.
The undersigned appoints Glen E. Tellock and Maurice D. Jones or either of them as proxies for the undersigned, with full power of substitution to vote the shares of stock of The Manitowoc Company, Inc. (“the Company”), of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Manitowoc located at 4601 Calumet Ave., Manitowoc, Wisconsin on Tuesday, May 3, 2011 at 9:00 a.m. (CDT).
1.	The election of three directors.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	An advisory vote on the compensation of the Company’s named executive officers.

4.	An advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.

5.	Such other business as may properly come before the annual meeting.
If you hold shares of Company Common Stock in the Dividend Reinvestment Plan or The Manitowoc Company, Inc. 401(k) Retirement Plan, this proxy constitutes voting instructions for any shares so held by the undersigned.
The Board of Directors of the Company recommends the following votes:
•	FOR election of the three directors named in the enclosed proxy materials, each of whom will serve a term expiring at the annual meeting of the shareholders in 2014;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	FOR approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement.

•	For a frequency of once every THREE YEARS for future non-binding shareholder advisory votes on the compensation of the Company’s named executive officers.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3, for 3 YEARS on proposal 4, and authority will be deemed granted under item 5.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.